UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Ameresco, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐    Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 29, 2020
To Our Stockholders:
The 2020 annual meeting of stockholders of Ameresco, Inc., a Delaware corporation, will be held on May 29, 2020, at 10:00 a.m., Eastern time, for the following purposes:

1.	To elect the three nominees identified in the attached proxy statement as members of our board of directors to serve as class I directors for a term of three years.

2.	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

3.	To hold an advisory vote on executive compensation.

4.	To approve an amendment to the 2017 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under the plan to 350,000.

5.	To approve the 2020 Stock Incentive Plan.

6.	To transact other business, if any, that may properly come before the annual meeting and any adjournment thereof.
This year, to proactively deal with the unprecedented impact of the coronavirus (COVID-19) outbreak and to mitigate risks to the health and safety of our stockholders and other stakeholders, we will hold our annual meeting of stockholders in a virtual meeting, via live audio webcast. You may virtually attend the meeting and vote your shares by visiting  www.virtualshareholdermeeting.com/AMRC2020 as described in the accompanying proxy statement.
Only holders of our stock at the close of business on April 1, 2020 will be entitled to vote at the annual meeting and at any adjournments thereof. Our stock transfer books will remain open for the purchase and sale of our common stock. A complete list of registered stockholders will be available to stockholders of record during the annual meeting for examination at www.virtualshareholdermeeting.com/AMRC2020.
Included with this notice and the attached proxy statement is a copy of our annual report to stockholders for the year ended December 31, 2019, which contains our audited consolidated financial statements and other information that may be of interest to our stockholders.
If your shares are held in “street name”—that is, held for your account by a bank, broker or other intermediary—you should obtain instructions from that bank, broker or other intermediary on how to vote your shares at the annual meeting. You will need to follow those instructions for your shares to be voted.
Your vote is important. Whether or not you plan to attend the annual meeting online, please promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope. If you mail the proxy card in the United States, postage is prepaid. If you attend the annual meeting and vote during the meeting, any proxy that you may have submitted prior to the date of the annual meeting will not be used.

By Order of the Board of Directors,
David J. Corrsin
Secretary
April 30, 2020

AMERESCO, INC.
111 Speen Street, Suite 410
Framingham, Massachusetts 01701
PROXY STATEMENT FOR 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 29, 2020
GENERAL INFORMATION ABOUT THE MEETING AND VOTING
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Ameresco, Inc. for use at the 2020 annual meeting of stockholders, or the Annual Meeting, to be held on May 29, 2020, at 10:00 a.m., local time, and at any adjournments of the Annual Meeting. We will hold our annual meeting of stockholders in a virtual meeting, via live audio webcast. You may virtually attend the meeting and vote your shares by visiting www.virtualshareholdermeeting.com/AMRC2020.
In this proxy statement, unless expressly stated or the context otherwise requires, the use of “Ameresco,” “the Company,” “our,” “we,” or “us” refers to Ameresco, Inc.
We are mailing this proxy statement, along with our annual report to stockholders for the fiscal year ended December 31, 2019, to our stockholders on or about April 30, 2020. Our annual report to stockholders includes a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the Securities and Exchange Commission, or the SEC, except for certain exhibits.
Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on May 29, 2020
The proxy statement and our annual report to stockholders are available for viewing, printing and downloading on-line at the “Investor Relations - Annual Meeting” section of our website at www.ameresco.com.
Record Date, Voting Rights and Outstanding Shares
Our board of directors has fixed April 1, 2020 as the record date for determining the holders of our capital stock who are entitled to vote at the annual meeting.
We have two classes of capital stock issued and outstanding: Class A common stock, $.0001 par value per share, and Class B common stock, $.0001 par value per share. We refer to our Class A common stock and our Class B common stock collectively as our common stock.
With respect to all of the matters submitted for vote at the Annual Meeting, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to five votes.
Our Class A common stock and Class B common stock will vote as a single class on each of the matters submitted at the Annual Meeting. On April 1, 2020, there were outstanding and entitled to vote 29,510,161 shares of Class A common stock and 18,000,000 shares of Class B common stock.
Quorum
In order for business to be conducted at the Annual Meeting, a quorum must be present at the meeting. A quorum for purposes of the Annual Meeting will exist if the holders of a majority of the voting power represented by the common stock issued and outstanding on April 1, 2020 attend the virtual meeting or are represented by proxy at the Annual Meeting. We will count broker non-votes (described below), votes withheld, and abstentions (including shares that abstain or do not vote with respect to one or more matters to be voted upon) as being present at the Annual Meeting for determining whether a quorum exists for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, the meeting will be adjourned until a quorum is obtained.
Required Votes
Election of directors (Proposal 1): The three director nominees identified in this proxy statement receiving a plurality, or the highest number, of votes cast at the Annual Meeting, regardless of whether that number represents a majority of the votes cast, will be elected.
Ratification of the appointment of RSM US LLP (Proposal 2): The affirmative vote of a majority in voting power of the votes cast by the holders of all of the shares present or represented by proxy at the Annual Meeting and voting affirmatively or negatively on the proposal is needed to ratify the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.

Advisory vote on executive compensation (Proposal 3): This non-binding, advisory proposal will be considered approved if more votes are cast in favor than against.
Approval of an amendment to the 2017 Employee Stock Purchase Plan (Proposal 4): The affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required to approve the amendment to the 2017 Employee Stock Purchase Plan.
Approval of the 2020 Stock Incentive Plan (Proposal 5): The affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required to approve the 2020 Stock Incentive Plan.
Voting; Voting by Proxy
If you are a stockholder of record, you can vote by attending the Annual Meeting online by accessing www.virtualshareholdermeeting.com/AMRC2020 and voting using the 16-digit control number included on your proxy card or by submitting a proxy card by mail. If you are attending the meeting, please log-on to the virtual meeting in advance to ensure that your vote will be counted. If you hold your shares through a bank, broker or other intermediary, which is sometimes referred to as holding your shares in “street name,” and you wish to attend the Annual Meeting to vote electronically at the Annual Meeting, you will need to obtain a proxy card from the holder of record (i.e., your bank, broker or other intermediary) in order to do so. To vote by mail, please sign, date, and complete the enclosed proxy card and return it in the enclosed self-addressed, postage prepaid envelope. A proxy card in the enclosed form, if received in time for voting at the Annual Meeting and not revoked, will be voted at the Annual Meeting according to the instructions on such proxy card. If no instructions are indicated on a proxy card, then the shares represented by that proxy card will be voted in favor of each of the nominees for director identified in this proxy statement and for each other proposal, as recommended by our board of directors.
If you hold your shares in “street name,” your bank, broker or intermediary will give you separate instructions for voting your shares. If you do not give instructions to your bank, broker or intermediary, your bank, broker or intermediary will only be entitled to vote your shares with respect to “discretionary” matters, as described below, but will not be permitted to vote the shares with respect to “non-discretionary” matters. A “broker non-vote” occurs when your bank, broker or intermediary submits a proxy for your shares (because the bank, broker or intermediary has either received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the bank, broker or intermediary either does not have authority to vote on that proposal and has not received voting instructions from you or has discretionary authority to vote on a proposal but does not exercise it. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal. We do, however, count “broker non-votes” for the purpose of determining a quorum for the Annual Meeting.
Proposal 2 is considered to be a “discretionary” matter and, in the absence of your voting instructions, your bank, broker or other intermediary will be able to vote your shares for purposes of Proposal 2. The other proposals are not considered to be “discretionary” matters and, if you do not provide voting instructions, your bank, broker or other intermediary will not be able to vote your shares in its discretion in the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3), the approval of the amendment to our 2017 Employee Stock Purchase Plan (Proposal 4), or the approval of our 2020 Stock Incentive Plan (Proposal 5).
Abstentions
We will not count shares that abstain from voting on a particular matter or shares represented by broker non-votes as votes cast on that matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on the matters to be voted on at the Annual Meeting.
Discretionary Voting by Proxies on Other Matters
We do not know of any other proposals that may be presented at the Annual Meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.
Revocability of Proxies
Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by delivering a written notice or other instrument revoking your proxy or a duly executed proxy bearing a later date to our Secretary at our principal executive offices, 111 Speen Street, Suite 410, Framingham, Massachusetts 01701 at any

time prior to its exercise at the Annual Meeting. You may also revoke your proxy by voting electronically at the Annual Meeting. If you do not revoke your proxy, we will vote the proxy at the Annual Meeting in accordance with the instructions indicated on your proxy card. If you own shares in “street name,” your bank, broker or other intermediary should provide you with appropriate instructions for changing your vote.
Voting Results
We will report the voting results from the Annual Meeting in a Current Report on Form 8-K, which we expect to file with the SEC within four business days after the Annual Meeting.
Expenses of Solicitation
We will bear the costs of soliciting proxies. We will, upon request, reimburse brokers, custodians and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration.
PROPOSAL 1—ELECTION OF DIRECTORS
Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have three class I directors, whose terms expire at this Annual Meeting; three class II directors, whose terms expire at our 2021 annual meeting of stockholders; and three class III directors, whose terms expire at our 2022 annual meeting of stockholders. Our board of directors currently consists of nine members.
At this Annual Meeting, our stockholders will have an opportunity to vote for three nominees for class I directors: David J. Anderson, Thomas S. Murley and Frank V. Wisneski, each of whom are currently directors of Ameresco. You can find more information about each of the nominees in “Corporate Governance—Our Board of Directors” below.
The persons named in the enclosed proxy card will vote to elect these three nominees as class I directors if you return a proxy in connection with the Annual Meeting, unless you withhold authority to vote for the election of one or more nominees by marking the proxy card to that effect. If elected, all of the nominees for class I director will hold office until the 2023 annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Each of the nominees has indicated his or her willingness to serve if elected. However, if any nominee should be unable to serve, then either the persons named in the proxy card may vote the proxy for a substitute nominee if one is nominated by our board of directors, or we may maintain a vacancy on our board of directors until such time as our board of directors can find a suitable candidate to serve on the board, or our board of directors may reduce the number of directors.
Our board of directors recommends a vote FOR each of the three nominees for class I directors.
* * *
PROPOSAL 2—RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Although stockholder approval of our audit committee’s selection of RSM US LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, our audit committee will reconsider the selection. We expect that a representative of RSM US LLP, which served as our independent registered public accounting firm for the fiscal year ended December 31, 2019, will attend the virtual Annual Meeting and will be offered the opportunity to make a statement if he or she wishes.

Audit and Other Fees
The following table shows fees billed for professional services rendered to us by RSM US LLP and affiliates for our fiscal years 2018 and 2019:

	2018	2019
Audit Fees	$1,817,950	$1,852,936
Audit-Related Fees	22,050	—
Tax Fees	345,508	372,379
All Other Fees	—	—
Total	$2,185,508	$2,225,315

Audit Fees includes the aggregate fees billed or accrued for each of the last two fiscal years for professional services rendered by the independent auditors for the audit of our annual financial statements and review of financial statements included or incorporated by reference in our Registration Statements on Form S-8 and annual and quarterly reports filed with the SEC or services that are normally provided by the accountant in connection with other statutory and regulatory filings or engagements for those fiscal years.
Audit-Related Fees includes the aggregate fees billed in each of the last two fiscal years for services by the independent auditors that are reasonably related to the performance of the audits of the financial statements and are not reported above under Audit Fees, including services related to Form S-8 registration statement filing during 2018.
Tax Fees includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent auditors for tax compliance, tax advice and tax planning.
All Other Fees includes the aggregate fees billed in each of the last two fiscal years for services by the independent auditors for services by the independent auditors that are not reported under Audit Fees, Audit Related Fees or Tax Fees.
Policy on Pre-Approval of Audit and Non-Audit Services
Before an accountant is engaged by us to render audit or non-audit services, the engagement is approved by our audit committee. From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval would be detailed as to the particular service or type of services to be provided and also generally would be subject to a maximum dollar amount.
Our audit committee may delegate the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm to one or more subcommittees (including a subcommittee consisting of a single member). Any approval of services by a subcommittee of our audit committee pursuant to this delegated authority is reported at the next meeting of our audit committee. The chairman of our audit committee has been delegated this authority.
Our board of directors recommends a vote FOR this proposal.
* * *
PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION
This proposal, commonly known as “say on pay,” asks stockholders to approve on an advisory, non-binding basis the compensation of the executive officers named in the summary compensation table under “Executive Compensation and Related Information” below, who we refer to as our “named executive officers.”
Our primary objective with respect to executive compensation is to attract, retain and motivate highly talented individuals who have the skills and experience necessary to successfully execute our business strategy. Our executive compensation program is designed to (1) reward the achievement of our annual and long-term operating and strategic goals; (2) recognize individual contributions; (3) align the interests of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value; and (4) retain and build our executive management team.

The “Executive Compensation and Related Information” section of this proxy statement beginning on page 29, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the compensation committee and the board of directors with respect to the year ended December 31, 2019.
Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:
“RESOLVED, that the compensation paid to the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.”
The vote solicited by this proposal is advisory and its outcome will not be binding on our board of directors nor require our board of directors to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision of our board of directors or creating or implying any additional fiduciary duty of our board of directors (or any committee thereof). However, our board of directors and our compensation committee expects to take into account the outcome of this vote when considering future compensation arrangements for our named executive officers.
Only votes cast at the Annual Meeting will be taken into account. Abstentions and broker non-votes will not count as votes cast with respect to this proposal.
Our board of directors recommends a vote FOR this proposal.

PROPOSAL 4—APPROVAL OF AN AMENDMENT TO THE 2017 EMPLOYEE STOCK PURCHASE PLAN
On February 13, 2020, upon the recommendation of the compensation committee, our board of directors adopted, subject to stockholder approval, an amendment to our 2017 Employee Stock Purchase Plan, which we refer to in this proxy statement as the ESPP, to increase the number of shares of our Class A common stock to be available for purchase by eligible employees under the ESPP from 200,000 to 350,000.
The ESPP is intended to benefit our company and our stockholders by attracting, retaining and motivating talented employees, which we believe to be critical for the success of our company. We believe that the ability to participate in our ESPP is an attractive feature for current and potential employees by affording them the opportunity to share in the growth and success of our company.
Description of the ESPP
The following is a brief summary of the ESPP. The following description is only a summary of the material terms of the ESPP, and is qualified in its entirety by reference to the ESPP, a copy of which is attached to this proxy statement as Appendix A.
Eligibility
All employees of the Company and any subsidiary of the Company designated by our board of directors or a committee appointed by our board are eligible to participate in the ESPP provided that they are customarily employed for more than 20 hours a week and for more than five months in a calendar year, they have been employed for at least six months prior to enrolling in the plan, and they are employees on the first day of the applicable offering period. In addition, no employee can be granted an option under the ESPP that would result in the employee owning Class A common stock (including any stock attributed to the employee under the attribution rules of the Internal Revenue Code and any stock that the employee has a contractual right to purchase) and/or options to purchase Class A common stock representing five percent or more of the total combined voting power or value of all classes of our outstanding capital stock. The company retains the discretion to determine which eligible employees may participate in any given offering under the ESPP pursuant to and consistent with the Treasury Regulations issued under Section 423 of the Internal Revenue Code. As of March 31, 2020, approximately 1,050 employees would have been eligible to participate in the ESPP, including our named executive officers.
Plan Operation
The ESPP permits eligible employees to purchase shares of our Class A common stock at a discount. Eligible employees may elect to participate by completing and forwarding either a written or electronic payroll deduction authorization form to the payroll office at least ten days prior to the applicable offering commencement date and authorizing after-tax payroll deductions from their pay. Participants can elect to contribute up to 15% (in whole percentages) of their compensation (as defined in the ESPP) received during the offering period. The board or a committee appointed by our board may, at its discretion, designate a lower maximum contribution rate, and the minimum payroll deduction is such percentage of compensation as may be established by the board or a committee appointed by our board from time to time. The ESPP is implemented by consecutive six-month offering periods. The ESPP provides that such offering periods commence on the first business day on or after June 1 and December 1 of each year.  Our board or a committee appointed by our board may, in its discretion, choose a different offering period of not more than 12 months. On the first day of each offering period, each employee who is enrolled in the ESPP will automatically receive an option to purchase, on the last day of the offering period, up to a whole number of shares of our Class A common stock determined by multiplying $2,083 by the number of full months in the offering period and dividing the result by the closing price on the first day of the offering period, or such lesser number of shares set by the board or a committee appointed by our board. However, no eligible employee may be granted an option under the ESPP to the extent that the employee’s rights to purchase shares under the ESPP accrue at a rate that exceeds $25,000 of the fair market value (based on the value of the stock on the first day of the offering period) of Class A common stock in any given calendar year in which such option is outstanding at any time. Unless a participant withdraws from the ESPP, the option will be automatically exercised on the last business day of the offering period as to the largest whole number of shares subject to the employee’s option that can be purchased with the deductions accumulated as of such date. An option shall expire on the last business day of the applicable offering period and any balance remaining in an employee's payroll deduction account at the end of an offering period will be automatically refunded to the employee if it is more than the purchase price of one share of our Class A common stock. If the amount of the employee’s balance at the end of an offering period is less than the purchase price of one share of our Class A common stock, the payroll deduction account will be carried forward into the following offering period unless the employee elects not to participate in the following offering, in which case the balance in the employee’s account will be refunded to the employee.
Our board or a committee appointed by our board will determine the purchase price of shares subject to an option granted under the ESPP for each offering period, including whether the purchase price will be determined based on the lesser of the closing price of our Class A common stock on (i) the first business day of the offering period or (ii) the last business day of the offering period, or whether it will be based solely on the closing price of our Class A common stock on the last business day of the offering period, provided that, in all events, the purchase price will be at least 85% of the applicable closing price. In the absence of a determination by our board or a committee appointed by our board, the purchase price of each of the shares purchased in a given offering period will be 95% of the closing price of a share of our Class A common stock on the first business day of the offering period or the last business day of the offering period, whichever is lower. If the total number of shares of Class A common stock with respect to which options are to be exercised exceeds the number of shares remaining available for issuance under the ESPP, we will only issue to participants in that offering that number of shares remaining available for issuance, on a pro-rata basis.
All payroll deductions received or held by the Company under the ESPP may be used by us for any corporate purpose. Interest will not accrue on the payroll deductions, except to the extent our board or a committee appointed by our board, in its sole discretion shall determine. An employee participating in the ESPP may not make any additional payments into the account. Employees may purchase Class A common stock under the ESPP only through payroll deductions. A participant’s payroll deduction elections remain in effect for successive offering periods unless discontinued by the participant or the participant withdraws from an offering period. A participant may decrease, but not increase, the rate of his or her payroll deductions once during an offering period by filing a new authorization form with our payroll department authorizing a change in payroll deduction rate. In addition, a participant may elect to discontinue his or her payroll deductions once during an offering period. If a participant elects to discontinue his or her payroll deductions, but does not elect to withdraw his or her funds, funds deducted prior to his or her election to discontinue shall be applied to the purchase of Class A common stock on the last business day of the offering period in which the funds were deducted. An employee may, for any reason, withdraw from participation in an offering at any time prior to the close of business on the fifteenth business day before the end of the offering period. If an employee withdraws from participation during an offering period, the amounts contributed to the ESPP will be refunded promptly and the employee’s option granted for such offering period will automatically terminate. Partial withdrawals are not permitted. A participant who withdraws from an offering period may not re-enroll in the same offering period but may participate in any subsequent offering in accordance with the terms and conditions established by our board or a committee appointed by our board.
The value of the Class A common stock purchased will vary based on the fair market value of our Class A common stock on the last business day of the offering period. Accordingly, the dollar value and the number of shares that may be purchased in the future pursuant to the ESPP are not currently determinable.
Administration
The ESPP shall be administered by our board of directors or a committee appointed by our board. Our board of directors or the committee has authority to make rules and regulations for the administration of the ESPP and its interpretation and decisions with regard thereto shall be final and conclusive.

Our board has the ability to change offering periods with respect to future offerings without stockholder approval. Our board of directors may terminate, suspend or amend the ESPP at any time and for any reason, provided, however, that the board may not amend or suspend the ESPP (a) if the approval of any such amendment by our stockholders is required by Section 423 of the Internal Revenue Code, without such approval or (b) if any amendment would cause the ESPP to fail to comply with Section 423 of the Internal Revenue Code. Upon termination of the ESPP all amounts in the accounts of participants shall be promptly refunded.
We may, to comply with laws of a foreign jurisdiction, grant options under the ESPP to our employees who are citizens or residents of such foreign jurisdiction with terms that are less favorable (but not more favorable) than the terms of the options granted under the ESPP to our employees who are resident in the United States. Notwithstanding the foregoing, employees who are citizens or resident of a foreign jurisdiction may be excluded from eligibility under the ESPP if (a) the grant of an option under the ESPP to a citizen or resident of such foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of a foreign jurisdiction would cause the ESPP to violate Section 423 of the Internal Revenue Code.
Adjustments for Changes in Common Stock and Certain Other Events
In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our Class A common stock, other than an ordinary cash dividend, (a) the number and class of securities; (b) the share limitations set forth above in the section entitled “Plan Operation”; and (c) the option price shall be equitably adjusted to the extent determined by our board or a committee appointed by our board.
The plan also contains provisions explaining the consequences of a reorganization event. A reorganization event is defined as (a) any merger or consolidation of us with or into another entity as a result of which all of our Class A common stock is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of our Class A common stock for cash, securities or other property pursuant to a share exchange or other transaction, or (c) any liquidation or dissolution of us.
In connection with a reorganization event, our board or a committee appointed by our board may take any one or more of the following actions as to outstanding options on such terms as our board or the committee determines: (a) provide that options shall be assumed, or substantially equivalent options be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (b) upon written notice to our employees, provide that all outstanding options will be terminated immediately prior to the consummation of the reorganization event and that all such outstanding options will become exercisable to the extent of accumulated payroll deductions as of a date specified by our board or a committee appointed by our board, which date shall not be less than ten days preceding the effective date of the reorganization event, (c) upon written notice to employees, provide that all outstanding options will be cancelled as of a date prior to the effective date of the reorganization event and that all accumulated payroll deductions will be returned to participating employees on such date, (d) in the event of a reorganization event under the terms of which holders of our Class A common stock will receive a cash payment for each share surrendered (the “acquisition price”), change the last day of the offering period to be the date of the consummation of the reorganization event and make or provide for a cash payment to each employee equal to the acquisition price times the number of shares of Class A common stock that the employee’s accumulated payroll deductions as of immediately prior to the reorganization event could purchase at the option price, where the acquisition price is treated as the fair market value of the Class A common stock for purposes of determining the option price and where the number of shares that could be purchased is subject to the applicable limitations under the ESPP, minus the result of multiplying such number of shares by the option price, (e) provide that, in connection with our liquidation or dissolution, options convert into the right to receive liquidation proceeds net of the option price, and (f) any combination of the foregoing.
An option shall be considered assumed for purposes of clause (a) above if, following consummation of the reorganization event, the option confers the right to purchase, for each share of Class A common stock subject to the option immediately prior to the consummation of the reorganization event, the consideration (whether cash, securities or other property) received as a result of the reorganization event by holders of Class A common stock for each share of Class A common stock held immediately prior to the consummation of the reorganization event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Class A common stock); provided, however, that if the consideration received as a result of the reorganization event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), we may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of options to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that our board determines to be equivalent in value (as of the date of such determination or another date specified by our board)

to the per share consideration received by holders of outstanding shares of Class A common stock as a result of the reorganization event.
Federal Income Tax Consequences
The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the ESPP and with respect to the sale of Class A common stock acquired under the plan. This summary is based on the tax laws in effect as of the date of this proxy statement. The ESPP is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code. This summary assumes that the ESPP complies with Section 423 of the Internal Revenue Code. Changes to these laws could alter the tax consequences described below. This summary also assumes the purchase price with respect to shares purchased under the plan is the lesser of 95% of the closing price of a share of our Class A common stock on (a) the first day of the offering period or (b) the last day of the offering period.
Tax Consequences to Participants
A participant will not have income upon enrolling in the ESPP or upon purchasing stock at the end of an offering period. A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the ESPP. The amount of each type of income and loss will depend on whether the participant disposes of the stock in a qualifying or disqualifying disposition. A qualifying disposition is when the participant sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date on which the participant purchased the stock at a profit (i.e., the sales proceeds exceed the purchase price). In a qualifying disposition, the participant will have compensation income equal to the lesser of:
•5% of the value of the stock on the day the offering commenced; and
•the difference between the fair market value of the stock on the date of disposition and the purchase price.
Any profit in excess of compensation income will be long-term capital gain. If the participant sells the stock at a loss (i.e., if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.
If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and short-term if held one year or less.
Tax Consequences to Ameresco
There will be no tax consequences to us except that we will be entitled to a deduction when a participant recognizes compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.
Plan Benefits
Participation in the ESPP is voluntary and each eligible employee makes his or her own decision whether and to what extent to participate in the ESPP. In addition, our board of directors has not approved any grants of purchase rights that are conditioned on stockholder approval of the amendment to our ESPP. Accordingly, we cannot currently determine the benefits or number of shares that will be received in the future by individual employees or groups of employees under the ESPP. Our non-employee directors are not eligible to participate in the ESPP.The table below shows, as to the listed individuals and specified groups, the number of shares of common stock purchased under the ESPP during fiscal 2019.

Name	Number of Shares of Common Stock Purchased
George P. Sakellaris President and Chief Executive Officer	—
Spencer Doran Hole Senior Vice President and Chief Financial Officer	—
Mark Chiplock Vice President and Chief Accounting Officer	—
Nicole Bulgarino Executive Vice President and General Manager, Federal Solutions	131
Michael T. Bakas Executive Vice President, Distributed Energy Systems	—
David J. Corrsin Executive Vice President and General Counsel	—
All executive officers as a group (8 persons)	131
All directors who are not executive officers as a group (6 persons)	—
All employees, excluding executive officers, as a group (1,043 persons as of March 31, 2020)	48,834

Our board of directors recommends a vote FOR approval of the amendment to the ESPP.

PROPOSAL 5 — APPROVAL OF THE 2020 STOCK INCENTIVE PLAN

We are asking stockholders to approve the Ameresco, Inc. 2020 Stock Incentive Plan, which we refer to in this proxy statement as the 2020 stock plan. Our board of directors believes that our success depends, in large part, on our ability to maintain a competitive position by attracting, retaining and motivating key employees with experience and ability. We believe that our stock-based compensation programs are central to this objective. On February 13, 2020, upon the recommendation of the compensation committee, our board of directors adopted, subject to stockholder approval, the 2020 stock plan. The 2020 stock plan is intended to replace the 2010 Stock Incentive Plan, which we refer to in this proxy statement as the 2010 stock plan, which is our only equity incentive plan and which expires in accordance with its terms on June 15, 2020. Upon the expiration of the 2010 stock plan, all then outstanding awards under the 2010 stock plan will remain in effect, but no additional awards may be made under the 2010 stock plan. If the stockholders approve the 2020 stock plan at the Annual Meeting, then we will not grant any new awards under the 2010 stock plan after the Annual Meeting, however, awards outstanding under the 2010 stock plan will remain in effect.
If stockholders approve the 2020 stock plan, subject to adjustment in the event of stock splits and other similar events, awards may be made under the 2020 stock plan for up 5,000,000 shares of Class A common stock. As of March 31, 2020, options to purchase 3,363,594 shares of Class A common stock were outstanding under the 2010 stock plan with a weighted-average remaining term of 7.04 years and a weighted-average exercise price of $11.295 per share, and an additional 5,529,928 shares of Class A common stock remained available for new grants under the 2010 stock plan. We expect that the proposed share pool under the 2020 stock plan will allow us to continue to grant equity awards at our historic rates for approximately ten years, but may vary based on changes in participation and our stock price.
We believe that our stock-based compensation programs have been integral to our success in the past and will be important to our ability to succeed in the future. If the 2020 stock plan is not approved, we will not be able to make long-term equity incentive awards under a stockholder-approved equity incentive plan after the expiration of the 2010 stock plan on June 15, 2020. Therefore, we consider approval of the 2020 stock plan vital to our future success.
Highlights of the 2020 Stock Plan

•
No liberal share recycling. Shares of Class A common stock that are delivered to us or held back upon the exercise or settlement of an award to cover the exercise price or tax withholding under the 2020 stock plan are not added back to the shares of Class A common stock available for issuance under the 2020 stock plan. In addition, shares of common stock repurchased by us on the open market using the proceeds from the exercise of an award made under the 2020 stock plan will not increase the number of shares available for future grant of awards under the 2020 stock plan.

•
No discounted stock options or stock appreciation rights. Stock options and stock appreciation rights, which we refer to as SARs, must be granted with an exercise price that is at least equal to the fair market value of the Class A common stock on the date of grant.

•	No repricing of options or SARs. The 2020 stock plan prohibits the direct or indirect repricing of stock options or SARs without stockholder approval.

•
Independent committee administers awards to non-employee directors. Awards granted to non-employee directors must be granted and administered by a committee of the board of directors which are independent directors within the meaning of any stock exchange on which we list our Class A common stock.

•
Dividends and Dividend Equivalents on Restricted Stock and Restricted Stock Units not Paid Until Award Vests. Any dividends or dividend equivalents paid with respect to restricted stock or restricted stock units will be subject to the same restrictions on transfer and forfeitability as the award with respect to which they are paid.

Information Regarding Burn Rate and Dilution
In developing our share request for the 2020 stock plan and analyzing the impact of utilizing equity as a means of compensation on our stockholders, we considered both our “burn rate” and our “overhang.”
Burn rate provides a measure of the potential dilutive impact of our annual equity award program. Gross burn rate is defined as the number of equity awards granted in the year divided by the basic weighted average number of common shares outstanding. Our gross burn rate is below the benchmark set by Institutional Shareholder Services. The table below sets forth our gross burn rate for the 2019, 2018 and 2017 fiscal years, as well as the average over those years.

Fiscal Year	Options Granted	Basic Weighted Average Number of Common Shares Outstanding	Gross Burn Rate
2017	390,000	45,508,704	0.86%
2018	518,000	45,728,739	1.13%
2019	1,330,000	46,586,326	2.85%
Three-Year Average	746,000	45,941,256	1.62%
Overhang is a measure of potential dilution and is defined as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for future awards, divided by the number of common shares outstanding. As of December 31, 2019, our overhang was 17.42%, reflecting:

•	3,505,428 outstanding options to purchase shares of the Company’s Class A common stock;

•	5,717,228 shares available for future award grants;

•	29,230,005 shares of Class A common stock outstanding; and

•	18,000,000 shares of Class B common stock outstanding.
If the number of shares that remain available for issuance under the 2010 stock plan at the time of its expiration are excluded from that calculation (because they will not be made available for grant of awards under the 2020 stock plan) and the 5,000,000 shares proposed to be authorized for grant under the 2020 stock plan are included in the calculation, our overhang on December 31, 2019 would have been 24.54%.

Description of the 2020 Stock Plan
The following description of certain features of the 2020 stock plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2020 stock plan, which is attached here as Appendix B. References to our board of directors in this summary shall include the compensation committee or any similar committee appointed by our board of directors to administer the 2020 stock plan.
Types of Awards; Shares Available for Awards; Share Counting Rules
The 2020 stock plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, nonstatutory stock options, SARs, restricted stock, restricted stock units, and other stock-based awards as described below, which we collectively refer to as awards.
Subject to adjustment in the event of stock splits, stock dividends or similar events, awards may be made under the 2020 stock plan (any or all of which may be in the form of incentive stock options) for up to 5,000,000 shares of Class A common stock. The maximum number of shares of our Class A common stock with respect to which awards may be granted to any participant under the 2020 stock plan is 2,000,000 per year. These plan limits are subject to adjustments for stock splits and similar events.
For purposes of counting the number of shares available for the grant of awards under the 2020 stock plan and the sublimit of the 2020 stock plan, all shares of common stock covered by SARs will be counted against the number of shares available for the grant of awards and against the sublimit of the 2020 stock plan. However, SARs that may be settled only in cash will not be so counted. In addition, if we grant a SAR in tandem with an option for the same number of shares of our common stock and provide that only one such award may be exercised, which we refer to as a tandem SAR, only the shares covered by the option, and not the shares covered by the tandem SAR, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the 2020 stock plan.
Shares covered by awards under the 2020 stock plan that expire or are terminated, surrendered, or cancelled without having been fully exercised or are forfeited in whole or in part (including as the result of shares of Class A common stock subject to such award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or that result in any shares of Class A common stock not being issued (including as a result of a SAR that was settleable either in cash or in stock actually being settled in cash) will again be available for the grant of awards under the 2020 stock plan (subject, in the case of incentive stock options, to any limitations under the Code). In the case of the exercise of a SAR, the number of shares counted against the shares available for the grant of awards and against the sublimit of the 2020 stock plan will be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle the SAR upon exercise, and the shares covered by a tandem SAR will not again become available for grant upon the expiration or termination of the tandem SAR.
Shares of common stock that are delivered (by actual delivery, attestation, or net exercise) to us by a participant to purchase shares of Class A common stock upon exercise of an award or to satisfy tax withholding obligations with respect to awards (including shares retained from the award creating the tax obligation) will not be added back to the number of shares available for the future grant of awards under the 2020 stock plan. Shares purchased by us on the open market using proceeds from the exercise of an award will not increase the number of shares available for future grant of awards.
In connection with a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, our board of directors may grant awards under the 2020 stock plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as our board of directors determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the 2020 stock plan. Any such substitute awards shall not count against the overall share limits or any sublimits of the 2020 stock plan, except as required by reason of Section 422 and related provisions of the Code.
Description of Awards
Stock Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the option grant. An option that is not intended to be an “incentive stock option” is a “nonstatutory stock option.” Options may not be granted at an exercise price that is less than 100% of the fair market value of our common stock on the date of grant. If our board of directors approves the grant of an option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of our common stock on that future date. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to optionees holding more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries. Under the terms of the 2020 stock plan, options may not be granted for a term in excess of ten years (and, under present law, five years in the case of incentive stock options granted to optionees holding greater than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries).
Options may be exercised by delivery to us of a notice of exercise in a form (which may be electronic) approved by us. Upon exercise of options, the option exercise price must be paid in full either (i) in cash or check, payable to the order of the company; (ii) except as may otherwise be provided in the applicable option agreement or approved by the board of directors, by delivery of an undertaking by, or instructions by the optionee to, a creditworthy broker to deliver funds sufficient to pay the exercise price and any withholding; (iii) to the extent provided for in the applicable option agreement or approved by the board of directors and subject to certain conditions, by delivery shares of Class A common stock held by the participant having a fair market price equal to the exercise price; (iv) to the extent provided for in the applicable nonstatuatory stock option agreement or approved by the board of directors, by net exercise; (v) to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the board of directors, in its sole discretion, by delivery of a promissory note or payment of other lawful consideration; or (vi) by any combination of the foregoing.
Stock Appreciation Rights. A SAR is an award entitling the holder, upon exercise, to receive a number of shares of our Class A common stock, or cash (or a combination of shares of our common stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our Class A common stock over the measurement price. The 2020 stock plan provides that the measurement price of a SAR may not be less than the fair market value of our Class A common stock on the date the SAR is granted (provided, however, that if our board of directors approves the grant of a SAR effective as of a future date, the measurement price shall not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of 10 years.
Limitation on Repricing of Options or SARs. With respect to options and SARs, unless such action is approved by stockholders or otherwise permitted under the terms of the 2020 stock plan in connection with certain changes in capitalization and reorganization events, we may not (1) amend any outstanding option or SAR granted under the 2020 stock plan to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding option or SAR, (2) cancel any outstanding option or SAR (whether or not granted under the 2020 stock plan) and grant in substitution therefor new awards under the 2020 stock plan (other than certain substitute awards issued in connection with an acquisition by us, described above) covering the same or a different number of shares of our Class A common stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the canceled option or SAR, (3) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price or measurement price per share above the then-current fair market value of our Class A common stock, or (4) take any other action under the 2020 stock plan that constitutes a “repricing” within the meaning of the rules of the New York Stock Exchange, or NYSE.
Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of our Class A common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends (whether paid in cash, stock or property) declared and paid by us with respect to shares of restricted stock will be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. No interest will be paid on any such unvested dividends.
Restricted Stock Units. Restricted stock units, or RSUs, entitle the recipient to receive shares of our Class A common stock, or cash equal to the fair market value of such shares, to be delivered at the time such award vests pursuant to the terms and conditions established by our board of directors. Our board of directors may provide that settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU. Our board of directors may provide that a grant of RSUs may provide the participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of our common stock. Any such dividend equivalents may be settled in cash and/or shares of our common stock and will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are awarded. No interest will be paid on any such dividend equivalents.

Other Stock-Based Awards. Under the 2020 stock plan, our board of directors may grant other awards of shares of Class A common stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Class A common stock or other property, having such terms and conditions as our board of directors may determine. We refer to these types of awards as other stock-based awards. Other stock-based awards may be used as a form of payment in the settlement of other awards granted under the 2020 stock plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of Class A common stock or cash, as the board of directors may determine.
Performance Awards. Awards made under the 2020 stock plan may be made subject to the achievement of performance goals. We refer to such awards as performance awards. The board of directors may specify that the granting, vesting and/or payout of a performance award will be subject to the achievement of one or more objective performance measures established by the board of directors, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the board of directors: (i) net income, (ii) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (iii) operating profit before or after discontinued operations and/or taxes, (iv) sales, (v) sales growth, (vi) earnings growth, (vii) cash flow or cash position, (viii) gross margins, (ix) stock price, (x) market share, (xi) return on sales, assets, equity or investment, (xii) improvement of financial ratings, (xiii) achievement of balance sheet or income statement objectives, (xiv) total stockholder return or (xv) any other performance measure established by the board of directors. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The board of directors may specify that such performance measures can be adjusted to exclude any one or more of (i) non-recurring or unusual gains or losses, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the write-down of any asset, (v) fluctuation in foreign currency exchange rates, (vi) charges for restructuring and rationalization programs, and (vii) any other factors the board of directors may determine. Such performance measures may vary by participant and may be different for different Awards; may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the board of directors. The board of directors may adjust the cash or number of shares payable pursuant to a performance award, and the board of directors may, at any time, waive the achievement of the applicable performance measures, including in the case of the death or disability of the participant or a change in control of our company.
Eligibility to Receive Awards
All of our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2020 stock plan; however, incentive stock options may only be granted to our employees.
Transferability of Awards
Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by a participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, except with respect to awards that are subject to Section 409A of the Code, our board of directors may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member thereof if we would be eligible to use a Form S-8 under the Securities Act of 1933, as amended for the registration of the sale of the common stock subject to such award to the proposed transferee. Further, we are not required to recognize any transfer until such time as the permitted transferee has, as a condition to the transfer, delivered to us a written instrument in form and substance satisfactory to us confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit a transfer from the participant to the Company.
No Rights as a Stockholder; Clawback
No participant shall have any rights as a stockholder with respect to any shares of common stock to be issued with respect to an award granted under the 2020 stock plan until becoming a record holder of such shares, subject to the terms of an award agreement. In accepting an award under the 2020 stock plan, a participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.

Plan Benefits
As of March 31, 2020, approximately 1,076 persons were eligible to receive awards under the 2020 stock plan, including the Company’s 1,043 employees (excluding officers), eight officers (all of whom are also employees), six directors (excluding executive officers) and 19 consultants. As of March 31, 2020, the Company had no advisors (excluding consultants). The granting of awards under the 2020 stock plan is discretionary, and the Company cannot now determine the number or type of awards to be granted in the future to any particular person or group.
On March 31, 2020 the last reported sale price of the Company common stock on the NYSE was $17.03.
Administration
The 2020 stock plan will be administered by our board of directors. Our board of directors has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2020 stock plan that it deems advisable and to construe and interpret the provisions of the 2020 stock plan and any award agreements entered into under the 2020 stock plan. Our board of directors may correct any defect, supply any omission or reconcile any inconsistency in the 2020 stock plan or any award. All actions and decisions by our board of directors with respect to the 2020 stock plan and any awards made under the 2020 stock plan will be made in our board of directors’ discretion and will be final and binding on all persons having or claiming any interest in the 2020 stock plan or in any award.
Pursuant to the terms of the 2020 stock plan, our board of directors may delegate any or all of its powers under the 2020 stock plan to one or more committees or subcommittees of our board of directors. The board of directors has authorized the Compensation Committee to administer certain aspects of the 2020 stock plan, including the granting of awards to executive officers. Awards granted to non-employee directors must be granted and administered by a committee of the board of directors, all of the members of which are independent directors within the meaning of any stock exchange on which we list our Class A common stock.
Subject to any applicable limitations contained in the 2020 stock plan, the board of directors, the Compensation Committee, or any other committee to whom the board of directors delegates authority, as the case may be, selects the recipients of awards and determines (i) the number of shares of common stock, cash or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.
Each award under the 2020 stock plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and our board of directors need not treat participants uniformly. Our board of directors will determine the effect on an award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights or receive any benefits under an award. The board of directors may at any time provide that any award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.
In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our Class A common stock, other than an ordinary cash dividend, we are required to make equitable adjustments (or make substituted awards, as applicable), in the manner determined by our board of directors, to (i) the number and class of securities available under the 2020 stock plan, (ii) the share counting rules set forth in the 2020 stock plan, (iii) the sublimit contained in the 2020 stock plan, (iv) the number and class of securities and exercise price per share of each outstanding option, (v) the share- and per-share provisions and the measurement price of each outstanding SAR, (vi) the number of shares subject to and the repurchase price per share subject to each outstanding award of restricted stock, and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU award and each outstanding other stock-based award.
We will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the 2020 stock plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with our board of directors’ approval) arising out of any act or omission to act concerning the 2020 stock plan unless arising out of such person’s own fraud or bad faith.

Except as otherwise provided under the 2020 stock plan with respect to repricing outstanding stock options or SARs or with respect to amendments to the 2020 stock plan that require stockholder approval, our board of directors may amend, modify or terminate any outstanding award, including but not limited to, substituting for an award another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided that the participant’s consent to any such action will be required unless our board of directors determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the 2020 stock plan or the change is otherwise permitted under the terms of the 2020 stock plan in connection with a change in capitalization or reorganization event.
Reorganization Events
The 2020 stock plan contains provisions addressing the consequences of any reorganization event. A reorganization event is defined under the 2020 stock plan as (a) any merger or consolidation of us with or into another entity as a result of which all of our Class A common stock is converted into or exchanged for the right to receive cash, securities or other property, or is canceled, (b) any transfer or disposition of all of our Class A common stock for cash, securities or other property pursuant to a share exchange or other transaction or (c) our liquidation or dissolution.
Provisions Applicable to Awards Other than Restricted Stock. Under the 2020 stock plan, if a reorganization event occurs, our board of directors may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock on such terms as our board of directors determines (except to the extent specifically provided otherwise in an applicable award agreement or another agreement between a participant and us): (1) provide that such awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (2) upon written notice to a participant, provide that all of the participant’s unvested awards will be forfeited immediately before the reorganization event and/or that all of the participant’s unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (3) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such reorganization event, (4) in the event of a reorganization event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event, which we refer to as the Acquisition Price, make or provide for a cash payment to participants with respect to each award held by a participant equal to (A) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, (5) provide that, in connection with our liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (6) any combination of the foregoing. Our board of directors is not obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically. Certain restricted stock unit awards that are subject to Section 409A of the Code will be settled in accordance with the terms of the applicable award agreement.
Provisions Applicable to Restricted Stock. Upon the occurrence of a reorganization event other than our liquidation or dissolution, our repurchase and other rights with respect to outstanding restricted stock will inure to the benefit of our successor and will, unless our board of directors determines otherwise, apply to the cash, securities or other property which our common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock. However, our board of directors may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock or any other agreement between a participant and us, either initially or by amendment or provide for forfeiture of such restricted stock if issued at no cost. Upon the occurrence of a reorganization event involving our liquidation or dissolution, except to the extent specifically provided to the contrary in the instrument evidencing any award of restricted stock or any other agreement between the participant and us, all restrictions and conditions on all restricted stock then outstanding shall automatically be deemed terminated or satisfied.
Provisions for Foreign Participants
The board of directors may establish one or more sub-plans under the 2020 stock plan to satisfy applicable securities, tax or other laws of various jurisdictions. The board of directors will establish such sub-plans by adopting supplements to the 2020 stock plan containing any limitations on the board of director’s discretion under the 2020 stock plan and any additional terms and conditions not otherwise inconsistent with the 2020 stock plan as the board of directors deems necessary or desirable. All supplements adopted by the board of directors will be deemed to be part of the 2020 stock plan, but each supplement will only apply to participants within the affected jurisdiction.
Amendment or Termination
If we receive stockholder approval of the 2020 stock plan, no award may be granted under the 2020 stock plan after May 28, 2030, but awards previously granted may extend beyond that date. Our board of directors may amend, suspend or terminate the 2020 stock plan or any portion of the 2020 stock plan at any time, except that no amendment that would require stockholder approval under the rules of the NYSE may be made effective unless and until such amendment has been approved by our stockholders. If at any time the approval of our stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, our board of directors may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the 2020 stock plan adopted in accordance with the procedures described above will apply to, and be binding on the holders of, all awards outstanding under the 2020 stock plan at the time the amendment is adopted, provided that our board of directors determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the 2020 stock plan. No award will be made that is conditioned on stockholder approval of any amendment to the 2020 stock plan unless the award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date the award was granted and (ii) it may not be exercised or settled (or otherwise result in the issuance of shares of our Class A common stock) prior to the receipt of such stockholder approval.
Federal Income Tax Consequences
The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2020 stock plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.
 Incentive Stock Options.    A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.
 A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Nonstatutory Stock Options.    A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.
Stock Appreciation Rights.    A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards.    A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Units.    A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
 Other Stock-Based Awards.    The tax consequences associated with any other stock-based award granted under the 2020 stock plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying common stock.
 Tax Consequences to the Company.    There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code.
Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2019:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)(2)	3,505,000	$10.524	5,785,049
Equity compensation plans not approved by security holders	—	—	—
Total	3,505,000	$10.524	5,785,049

(1)	Consists of our 2000 stock plan and our 2010 stock plan.

(2)
All securities remaining available for future issuance are under the 2010 stock plan. In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2019, shares under the 2010 stock plan may instead be issued in the form of stock appreciation rights, restricted stock, restricted stock units and other stock-based awards.

Our board of directors recommends a vote FOR approval of the 2020 stock plan.

STOCK OWNERSHIP
The following table sets forth certain information regarding the beneficial ownership of our Class A and Class B common stock as of the close of trading on April 1, 2020 (except as noted below) by: each of our directors and nominees; each of our named executive officers; all of our directors and executive officers as a group; and each person, or group of affiliated persons, who is known by us to beneficially own more than five percent of our Class A or Class B common stock.
Percentage ownership calculations for beneficial ownership in the table below are based on 29,510,161 shares of Class A common stock and 18,000,000 shares of our Class B common stock outstanding as of April 1, 2020.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting power or investment power with respect to our shares. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 1, 2020 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Except as otherwise indicated in the footnotes to the table below, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information presented in the table below is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership representing less than one percent is denoted with an asterisk (*).
Percentage total voting power represents voting power of beneficially owned shares with respect to all shares of our Class A and Class B common stock, together as a single class. Each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to five votes per share of Class B common stock. Voting power of less than one percent is denoted with an asterisk (*).

	Class A Common Stock		Class B Common Stock		% Total Voting Power
Name	Shares	%	Shares	%
Directors, Nominees for Director and Executive Officers
George P. Sakellaris (1)	3,733,361	12.6%	18,000,000	100.0%	78.4%
David J. Anderson	100,000	*	—	*	*
David J. Corrsin (2)	533,273	1.8%	—	*	*
Douglas I. Foy (3)	138,523	*	—	*	*
Jennifer L. Miller (4)	100,000	*	—	*	*
Thomas S. Murley (5)	44,500	*	—	*	*
Nickolas Stavropoulos (6)	12,000	*	—	*	*
Joseph W. Sutton (7)	1,024,322	3.5%	—	*	*
Frank V. Wisneski (8)	218,676	*	—	*	*
Spencer Doran Hole	—	*	—	*	*
Mark A. Chiplock (9)	35,000	*	—	*	*
Michael T. Bakas (10)	92,201	*	—	*	*
Nicole A. Bulgarino (11)	188,711	*	—	*	*
Directors and executive officers as a group (14 persons) (12)	6,285,567	20.7%	18,000,000	100.0%	80.0%
Other Five Percent Stockholders
BlackRock Inc. (13)	1,575,701	5.3%	—	*	1.3%
Samuel T. Byrne (14)	1,637,145	5.5%	—	*	1.4%
Neil Gagnon (15)	1,732,630	5.9%	—	*	1.5%
Dimensional Fund Advisors LP (16)	1,590,420	5.4%	—	*	1.3%
Wellington Trust Company, NA (17)	1,994,710	6.8%	—	*	1.7%
Wellington Management Group LLP (18)	2,321,267	7.9%	—	*	1.9%

(1)
Includes: (i) 45,000 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of April 1, 2020; and (ii) 6,302,384 shares of Class B common stock held by the Ameresco 2017 Annuity Trust, of which Mr. Sakellaris is trustee and the sole beneficiary. Also includes 925,000 shares of Class A common stock held by the George P. Sakellaris 2012 Delaware Dynasty Trust for which Mr. Sakellaris may be deemed the beneficial holder and to share voting and dispositive power; Mr. Sakellaris disclaims beneficial ownership of these shares. His address is c/o Ameresco, Inc., 111 Speen Street, Framingham, Massachusetts 01701.

(2)	Includes 44,401 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of April 1, 2020.

(3)	Includes 124,523 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of April 1, 2020.

(4)	Includes 88,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of April 1, 2020.

(5)	Includes 34,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of April 1, 2020.

(6)	Includes 8,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of April 1, 2020.

(7)
Consists of: (i) 88,000 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of April 1, 2020; (ii) 49,040 shares of our Class A common stock held jointly with Mr. Sutton’s wife; and (iii) 887,282 shares of our Class A common stock held by Sutton Ventures LP. Mr. Sutton is managing member of Sutton Ventures Group LLC, which is the general partner of Sutton Ventures LP.

(8)	Includes 128,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of April 1, 2020.

(9)	Consists of 35,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of April 1, 2020.

(10)	Consists of 92,201 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of April 1, 2020.

(11)	Includes 188,368 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of April 1, 2020.

(12)
Includes 910,493 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of April 1, 2020. None of the shares owned or rights to acquire shares are held in a margin account or subject to a pledge.

(13)
BlackRock, Inc. has an address of 55 East 52nd Street New York, NY 10055. Based solely on information as of December 31, 2019 contained in a Schedule 13G filed with the SEC by BlackRock, Inc. on February 7, 2020.

(14)
Mr. Byrne’s address is c/o CrossHarbor Capital Partners LLC, One Boston Place, Suite 2300, Boston, Massachusetts 02108. Based solely on information as of December 31, 2012 contained in a Schedule 13G/A filed with the SEC by Mr. Byrne on February 14, 2013.

(15)
Mr. Gagnon is Principal, Gagnon Securities LLC, with an address of 1370 Avenue of the Americas, Suite 2400, New York, NY 10019.  Based solely on information as of December 31, 2018 contained in a Schedule 13G/A filed with the SEC by Mr. Gagnon on February 13, 2020.

(16)
Dimensional Fund Advisors LP has an address of Building One, 6300 Bee Cave Road, Austin, Texas, 78746. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. Dimensional disclaims beneficial ownership of such securities. Based solely on information as of December 31, 2018 contained in a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 12, 2020.

(17)
Wellington Trust Company, NA has an address of c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210. Consists of shares owned of record by clients of Wellington Trust Company, NA. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of our common stock. Based solely on information as of December 31, 2018 contained in a Schedule 13G filed with the SEC by Wellington Trust Company, NA on January 29, 2020.

(18)
Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP have an address of c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210. Consists of shares owned of record by clients of one or more of Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP, each of which is directly or indirectly owned by Wellington Management Group LLP. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. Other than Wellington Trust Company, NA, no such client is known to have such right or power with respect to more than five percent of our common stock. Based solely on information as of December 31, 2018 contained in a Schedule 13G jointly filed with the SEC by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP on January 28, 2020.

CORPORATE GOVERNANCE
Our Board of Directors
In accordance with the terms of our restated certificate of incorporation and by-laws, our board of directors is divided into three classes, each of which consists, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors and each of whose members serve for staggered three-year terms. As a result, only one class of our board of directors will be elected each year. The members of the classes are as follows:

•	the class I directors are David J. Anderson, Thomas S. Murley and Frank V. Wisneski, and their term expires at the Annual Meeting;

•	the class II directors are David J. Corrsin, George P. Sakellaris and Joseph W. Sutton, and their term expires at the annual meeting to be held in 2021; and

•	the class III directors are Douglas I. Foy, Jennifer L. Miller and Nickolas Stavropoulos, and their term expires at the annual meeting to be held in 2022.
Each director in a class will be eligible to be chosen as a nominee for a new three-year term at the annual meeting of stockholders in the year in which their term expires.
Below is information about each nominee for election as a class I director, as well as other members of our board of directors whose terms continue after the Annual Meeting. This information includes each director’s age as of April 1, 2020 and length of service as a director of Ameresco, his or her principal occupation and business experience for at least the past five years and the names of other publicly held companies or investment companies of which he or she has served as a director for at least the past five years.
In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our board of directors to the conclusion that he or she should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us.
There are no family relationships among any of our directors, nominees for director and executive officers.
Director Nominees for Terms Expiring in 2023 (Class I Directors)
David J. Anderson, age 59, has served as our executive vice president, as well as a director, since 2000. From 1992 to 2000, Mr. Anderson was a senior vice president at Noresco, an energy services company, that was acquired by Equitable Resources, Inc. in 1997. We believe that Mr. Anderson is qualified to serve as a director because of his extensive knowledge of our business, gained through more than 20 years as an executive officer, and his more than 30 years of experience in the energy services and renewable energy industries. We also believe that Mr. Anderson brings a deep understanding of operations and strategy in the energy services industry to our board of directors.
Thomas S. Murley, age 62, has served as a director since 2016. Since June 2016, Mr. Murley has served as principal at Two Lights Consulting, which he founded. Mr. Murley also served as Chairman and Senior Advisor to HgCapital’s Renewable Power Partners Funds, which he co-founded and led for HgCapital from 2004 to June 2016. We believe that

Mr. Murley is qualified to serve as a director because of his more than 20 years of experience strategically managing funds in the conventional and renewable energy sectors.
Frank V. Wisneski, age 73, has served as a director since 2011. Prior to retiring in 2001, Mr. Wisneski was a Partner and Senior Vice President at Wellington Management Company, LLP, an institutional asset manager serving clients globally, where he had worked since 1969. Since retiring, Mr. Wisneski has served as a trustee or director of several non-profit organizations. We believe that Mr. Wisneski is qualified to serve as a director because of his prior experience conducting financial and strategic analysis of companies, including emerging areas and companies, and establishing and building new investment products for institutional asset management clients. Since retiring, Mr. Wisneski has maintained a focus on financial and strategic analysis by serving on investment, finance and executive committees at several nonprofit organizations. We believe his experience analyzing companies to support investment decisions contributes a valuable viewpoint to our board.
Directors Whose Terms Expire in 2021 (Class II Directors)
David J. Corrsin, age 61, has served as our executive vice president, general counsel and secretary, as well as a director, since 2000. From 1996 to 2000, Mr. Corrsin was executive vice president of Public Power International, Inc., an independent developer of power projects in Europe and southern Asia. We believe that Mr. Corrsin is qualified to serve as a director because of his extensive experience with energy regulations, federal, state and local regulatory authorities and complex energy construction and financing projects, gained through more than 30 years of energy-related legal practice, and his more than 15 years of service as an executive officer of our company.
George P. Sakellaris, age 73, who is our principal stockholder, has served as chairman of our board of directors and our president and chief executive officer since founding Ameresco in 2000. Mr. Sakellaris previously founded Noresco in 1989 and served as its president and chief executive officer until 2000. Mr. Sakellaris was a founding member and previously served as the president, and is currently a director, of the National Association of Energy Service Companies, a national trade organization representing the energy efficiency industry. We believe that Mr. Sakellaris is qualified to serve as a director because of his more than 35 years of experience in the energy services and renewable energy industries, his leadership experience, skill and familiarity with our business gained from serving as our chief executive officer for over 15 years, as well as his experience developed through founding and serving as chief executive officer of two previous energy services companies.
Joseph W. Sutton, age 72, has served as a director since 2002. Since 2000, Mr. Sutton has been the manager of Sutton Ventures Group, LLC, an energy investment firm that he founded. In 2007, he founded and has since led Consolidated Asset Management Services, or CAMS, which provides asset management, operations and maintenance, information technology, budgeting, contract management and development services to power plant ventures, oil and gas companies, renewable energy companies and other energy businesses. From 1992 to November 2000, Mr. Sutton worked for Enron Corporation, an energy company, where he most recently served as vice chairman and as chief executive officer of Enron International. We believe that Mr. Sutton is qualified to serve as a director because of his prior experience in the energy industry. For example, at both Sutton Ventures and CAMS, he has had significant experience in energy industry capital raising transactions, as well as in the ownership and management of, and the provision of advisory and other services to, a wide range of energy-related businesses. At Enron, Mr. Sutton was responsible for budgeting, financial reporting and planning for Enron’s international business unit and oversaw the development, construction, financing, operation and management of numerous energy projects.
Directors Whose Terms Expire in 2022 (Class III Directors)
Douglas I. Foy, age 73, has served as a director since May 2010. Since 2006, Mr. Foy has served as president of Serrafix Corporation, a strategic consulting firm focused on energy, the environment, transportation, and climate change, which he founded. From January 2003 to February 2006, Mr. Foy served as the first secretary of the Massachusetts Office for Commonwealth Development, where he oversaw the Executive Office of Transportation, the Executive Office of Environmental Affairs, the Department of Housing and Community Development and the Department of Energy Resources. Prior to his service with the Massachusetts Office for Commonwealth Development, Mr. Foy served for 25 years as president of the Conservation Law Foundation, an environmental advocacy organization. We believe that Mr. Foy is qualified to serve as a director because of his extensive leadership experience in environmental policy and the energy and sustainable development industries, including as president of Serrafix and the Conservation Law Foundation.
Jennifer L. Miller, age 64, has served as a director since 2015. From September 2015 through April 2020, Ms. Miller has served as Chief Business Sustainability Officer of Sappi North America, the U.S. subsidiary of Sappi Limited, a producer of diversified cellulosic products including packaging and specialty papers, printing papers, biomaterials and biochemicals. From 2002 to August 2015, Ms. Miller held senior management positions at Sappi North America, including Executive Vice President and Chief Sustainability Officer, Executive Vice President – Strategic Marketing and Executive Vice President – Publishing. We believe that Ms. Miller is qualified to serve as a director because of her qualifications and experience, including in the energy utility industry, where she previously served as general counsel for a gas utility, and more recently her sustainability leadership role at a multi-national manufacturing company. We believe her direct experience and understanding of how commercial/industrial enterprises evaluate and plan for energy efficiency initiatives are particularly valuable to the Board and management as they continue to develop strategies for the commercial/industrial market.
Nickolas Stavropoulos, age 62, has served as a director since April 2019. Mr. Stavropoulos served as the President and Chief Operating Officer of Pacific Gas and Electric Company from March 2017 through September 2018, as President, Gas from August 2015 through February 2017 and Executive Vice President, Gas Operations from June 2011 to August 2015. In January 2019, Pacific Gas and Electric Company and its parent company, PG&E Corporation, filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Before joining Pacific Gas and Electric Company, Mr. Stavropoulos served as Executive Vice President and Chief Operating Officer of National Grid from 2007 through 2011. Prior to that role, Mr. Stavropoulos was President of KeySpan Energy Delivery, and has also held several senior leadership roles at Colonial Gas Company and Boston Gas. We believe that Mr. Stavropoulos is qualified to serve as a director because of his more than 35 years of experience in the energy industry, as well as detailed knowledge of the U.S. natural gas sector. He has extensive executive management, business, and leadership experience in areas such as safety, utility operations, information technology, regulatory affairs, strategic planning, supply chain, finance, sales, business development, and marketing.
Director Independence
A majority of our board of directors consists of “independent” directors. To be considered independent by our board of directors, a director must be independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual and in our board of directors’ judgment, the director must not have a material relationship with Ameresco (either directly or as a partner, shareholder or officer of an organization that has a relationship with Ameresco).
Under Section 303A.02(b) of the NYSE Listed Company Manual, a director will qualify as “independent” if our board of directors affirmatively determines that he or she has no material relationship with Ameresco (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board of directors has established corporate governance guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with Ameresco if he or she is independent under Section 303A.02(b) of the NYSE Listed Company Manual and he or she:

•
is an executive officer of another company which is indebted to us, or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than one percent of the total consolidated assets of the company he or she serves as an executive officer; or

•
serves as an officer, director or trustee of a tax exempt organization, unless our discretionary contributions to such organization are more than the greater of $1 million or two percent of that organization’s consolidated gross revenue.

In addition, under the corporate governance guidelines established by our board of directors, ownership of a significant amount of our stock, by itself, does not constitute a material relationship so long as such director is otherwise independent under Section 303A.02(b) of the NYSE Listed Company Manual.
For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the board of directors who are independent at the time of such determination.
Pursuant to applicable NYSE rules and our corporate governance guidelines, a director employed by us cannot be deemed to be an “independent director,” and consequently none of Messrs. Sakellaris, Corrsin or Anderson qualifies as an independent director.
Our board has determined that each of Ms. Miller and Messrs. Foy, Murley, Stavropoulos, Sutton and Wisneski meet the standards for being independent under Section 303A.02(b) of the NYSE Listed Company Manual and our corporate governance guidelines and that none of these directors has or had a material relationship with us.

Board Leadership Structure and Risk Oversight
George P. Sakellaris currently serves as both our chairman of the board and chief executive officer. Our board of directors does not have a policy regarding the separation of the roles of chairman and chief executive officer, as the board believes it is in our stockholders’ best interests that we make this determination based on an assessment of the current condition of our company and composition of the board. Our board of directors believes that having Mr. Sakellaris serve in both roles is in the best interests of our stockholders at this time because it makes the best use of Mr. Sakellaris’s extensive knowledge of the Company and our industry, and fosters greater communication between management and the board of directors.
In light of the dual role played by Mr. Sakellaris in our corporate governance structure, we also have established a position of a lead independent director. Mr. Sutton is our lead independent director. Mr. Sutton is an independent director within the meaning of applicable NYSE rules. The duties of the lead director include the following:

•	chairing any meeting of our non-management or independent directors in executive session;

•	meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee;

•
facilitating communications between other members of our board of directors and the chairman of our board of directors and/or the chief executive officer; however, each director is free to communicate directly with the chairman of our board of directors and with the chief executive officer;

•
monitoring, with the assistance of our general counsel, communications from stockholders and other interested parties and providing copies or summaries to the other directors as he considers appropriate;

•	working with the chairman of our board in the preparation of the agenda for each board of directors meeting and in determining the need for special meetings of the board of directors; and

•	otherwise consulting with the chairman of our board of directors and/or the chief executive officer on matters relating to corporate governance and the performance of our board of directors.
Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our board and its committees is to oversee the risk management activities of management. Our audit committee focuses on financial risk, including internal control over financial reporting. Our corporate governance and nominating committee focuses on the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance. Finally, our compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.
Committees of our Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter approved by our board of directors. Copies of each committee’s charter are posted on the Investor Relations section of our website, which is located at www.ameresco.com.
All of the members of our board’s three standing committees described below have been determined to be independent as defined under applicable NYSE rules and in the case of all members of the audit committee, the independence requirements set forth in Rule 10A-3 under the Exchange Act.
Audit Committee
The members of our audit committee are Messrs. Stavropoulos, Sutton and Wisneski and Ms. Miller. Our board of directors has determined that each of the current members of our audit committee satisfy the requirements for financial literacy and independence under applicable NYSE and SEC rules and regulations. Mr. Wisneski is the chair of the audit committee and is also an “audit committee financial expert,” as defined by SEC rules and satisfies the financial sophistication requirements of applicable NYSE rules. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements.
The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	overseeing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders.
Our audit committee met four times and did not act by written consent in 2019.
All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our registered public accounting firm must be approved in advance by our audit committee. For more information regarding our audit committee, see “—Audit Committee Report” below.
Compensation Committee
The members of our compensation committee are Messrs. Foy, Murley, Stavropoulos and Sutton. Mr. Sutton is the chair of the compensation committee. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	determining our CEO’s compensation;

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” required by SEC rules; and

•	preparing the compensation committee report required by SEC rules, which is included below under “Executive Compensation and Related Information—Compensation Committee Report.”
The processes and procedures followed by our compensation committee in considering and determining executive compensation are described under “Executive Compensation and Related Information—Compensation Discussion and Analysis” below.
The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. For further information, see “Executive Compensation and Related Information—Compensation Discussion and Analysis” below. Additionally, the compensation committee may delegate authority to one or more subcommittees as it deems appropriate.
Our compensation committee met three times and did not act by written consent in 2019.

Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Ms. Miller and Messrs. Foy and Wisneski. Mr. Foy is the chair of the nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors and to each of the committees of our board of directors;

•	reviewing and making recommendations to our board of directors with respect to our board of directors’ leadership structure;

•	reviewing and making recommendations to our board of directors with respect to management succession planning;

•	developing and recommending to our board of directors corporate governance principles; and

•	overseeing an annual evaluation of our board of directors.
Our nominating and corporate governance committee met three times and did not act by written consent in 2019.
The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”
Board Meetings and Attendance
Our board of directors met five times and acted by written consent three times in 2019. During 2019, each director attended at least 75% of the aggregate number both of board meetings and of meetings held by all committees on which he or she then served.
Director Attendance at Annual Meeting
Our corporate governance guidelines provide that directors are responsible for attending each annual meeting of our stockholders. At our annual meeting of stockholders in 2019, all of our directors attended in person.
Director Compensation
None of Messrs. Sakellaris, Anderson or Corrsin, each an executive officer, has ever received any compensation in any form in connection with his service as a director. The compensation that we pay to Mr. Sakellaris in his capacity as our chief executive officer is discussed below under “Executive Compensation and Related Information—Compensation Discussion and Analysis.”
We do provide compensation and expense reimbursement for reasonable travel and other expenses incurred in connection with attending board of director, committee and stockholder meetings to our non-employee directors. Ms. Miller and Messrs. Foy, Murley, Stavropoulos, Sutton and Wisneski are our non-employee directors.
The following summarizes the terms of our non-employee director program, as most recently amended in 2012.
Cash Compensation. Each non-employee director receives a $25,000 annual retainer. The chair of the audit committee receives an additional annual retainer of $12,000; the chair of the compensation committee receives an additional annual retainer of $8,000; and the chair of the nominating and corporate governance committee receives an additional annual retainer of $6,000. Each non-employee director, other than the chair, who serves on the audit committee receives an additional $2,500 annual retainer; each non-employee director, other than the chair, who serves on the compensation committee receives an additional $2,000 annual retainer; and each non-employee director, other than the chair, who serves on the nominating and corporate governance committee receives an additional annual retainer of $1,000. Each non-employee director receives $1,000 for each board meeting or committee meeting (if not on the same day as a board meeting) he or she attends, whether in person or by telephone conference call.
Equity Compensation. Upon his or her initial election to the board of directors, each non-employee director is granted an option to purchase 40,000 shares of our Class A common stock. On the date of each annual meeting of stockholders other than in the year of his or her initial election, each non-employee director receives an option to purchase 10,000 shares of our Class A common stock. Both the initial and annual options become exercisable as to 20% of the shares subject to the option on each of the first five anniversaries of the option grant date, subject to the director’s continued service on our board of directors. All such options have an exercise price equal to the fair market value of the Class A common stock on the date of grant and become exercisable in full upon a change in control of Ameresco.
In addition, from time to time, our directors have received options in addition to the annual grants. During 2017, each of Messrs. Foy, Sutton and Wisneski and Ms. Miller received an option to purchase 30,000 shares of our Class A common stock that vests fully upon the earlier of (a) the company achieving adjusted EBITDA of at least $100 million or (b) the three year anniversary of the grant. During 2019, each of our directors were granted an option to purchase 30,000 shares of our Class A common stock that will vest three years from the date of grant based upon certain performance goals relating to the performance period from January 1, 2020 through December 31, 2022, including the achievement of our upon satisfaction of the Company’s three-year cumulative performance goals, including revenue, adjusted EBITDA, contracted sales, new awards, energy assets placed into operation, O&M sales and return on equity.
Employee directors are not compensated for their service on our board of directors.
The following table sets forth information regarding compensation earned by our non-employee directors during 2019.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Douglas I. Foy (2)	46,000	249,684	295,684
Jennifer L. Miller (3)	41,500	249,684	291,184
Thomas S. Murley (4)	37,000	249,684	286,684
Nickolas Stavropoulos (5)	28,125	484,598	512,723
Joseph W. Sutton (6)	46,500	249,684	296,184
Frank V. Wisneski (7)	51,000	249,684	300,684

(1)
Value is equal to the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the director with respect to these option grants. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 13 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC on March 4, 2020.

(2)	As of December 31, 2019, Mr. Foy held options to purchase an aggregate of 176,523 shares of our Class A common stock with a weighted average exercise price of $11.11.

(3)	As of December 31, 2019, Ms. Miller held options to purchase an aggregate of 140,000 shares of our Class A common stock with a weighted average exercise price of $8.53.

(4)	As of December 31, 2019, Mr. Murley held options to purchase 100,000 shares of our Class A common stock with a weighted average exercise price of $9.42 per share.

(5)	As of December 31, 2019, Mr. Stavropoulos held options to purchase 70,000 shares of our Class A common stock with a weighted average exercise price of $15.06 per share.

(6)	As of December 31, 2019, Mr. Sutton held options to purchase an aggregate of 140,000 shares of our Class A common stock with a weighted average exercise price of $9.22.

(7)	As of December 31, 2019, Mr. Wisneski held options to purchase an aggregate of 180,000 shares of our Class A common stock with a weighted average exercise price of $10.46.
Director Stock Ownership Guidelines
Our board of directors has adopted stock ownership guidelines for our non-employee directors. Each non-employee director is expected to own 2,000 shares of our Class A common stock by the first anniversary of his or her initial election as a director, 4,000 shares of by the second anniversary, 6,000 shares by the third anniversary, 8,000 shares by the fourth anniversary, and 10,000 shares by the fifth anniversary and thereafter. Each of our directors is currently in compliance with these guidelines.

Director Nomination Process
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, conferring from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee, the board of directors and members of senior management. The nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates.
In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The nominating and corporate governance committee also considers diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. The nominating and corporate governance committee has always endeavored to have a broad, inclusive process for identifying highly qualified, diverse candidates. In ongoing support of this, in January 2020, the committee specifically committed to include women and minority candidates in the initial pool of qualified candidates from which the committee selects director candidates going forward.
When recommending to the board of directors the nominees for election as directors, our nominating and corporate governance committee shall consider candidates proposed by stockholders and shall apply the same criteria, and shall follow substantially the same process in considering them, as it does in considering other candidates. To recommend director candidates for consideration by the nominating and corporate governance committee, a stockholder must send a written notice to our corporate secretary at the address under “Miscellaneous—Stockholder Proposals” below. Our bylaws specify the information that must be included in any such notice, including the stockholder’s name, address and number of shares of Ameresco stock held, as well as the candidate’s name, age, address, principal occupation and number of shares of Ameresco stock. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2021 annual meeting, the stockholder must follow the procedures for stockholder proposals outlined under “Miscellaneous—Stockholder Proposals” below. You can find more detailed information on our process for selecting board members and our criteria for board nominees in the corporate governance guidelines posted on the “Investor Relations” section of our website, which is located at www.ameresco.com.
Alternatively, our bylaws provide that stockholders may nominate director candidates for consideration at the 2021 annual meeting directly without approval of the nominating and corporate governance committee. In order to nominate candidates directly, stockholders must follow the procedures outlined under “Miscellaneous—Stockholder Proposals” below.
Communicating with our Board of Directors
Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Our lead director, subject to the advice and assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he considers appropriate.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.
Stockholders and other interested parties who wish to send communications on any topic to our board should address such communications to: Board of Directors, c/o Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701.

Corporate Governance Materials
Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of our board’s business, provide that:

•	our board’s principal responsibility is to oversee the management of Ameresco;

•	a majority of the members of our board of directors shall be independent directors;

•	the non-management directors meet regularly in executive session;

•	directors have full and free access to management and employees of our company, and the right to hire and consult with independent advisors at our expense;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, our board of directors and its committees will conduct self-evaluations to determine whether they are functioning effectively.
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of the code of business conduct and ethics is posted on the Investor Relations section of our website, which is located at www.ameresco.com. In addition, we intend to post on our website all disclosures that are required by law or applicable NYSE listing standards concerning any amendments to, or waivers from, any provision of the code.
Complete copies of our corporate governance guidelines, code of business conduct and ethics and the charters for our audit, compensation and nominating and corporate governance committees are available on the Investor Relations section of our website, which is located at www.ameresco.com. Alternatively, you may request a copy of any of these documents free of charge by writing to:
Ameresco, Inc.
111 Speen Street, Suite 410
Framingham, Massachusetts 01701
Attention: Investor Relations Department
Audit Committee Report
The audit committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2019. The audit committee has also reviewed and discussed with RSM US LLP, our independent registered public accounting firm, our audited consolidated financial statements and the matters required by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The audit committee has also received from RSM US LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with RSM US LLP the matters disclosed in the letter and its independence with respect to Ameresco, including a review of audit and non-audit fees and services, and concluded that RSM US LLP is independent.
Based on its discussions with management and RSM US LLP, and its review of the representations and information referred to above provided by management and RSM US LLP, the audit committee recommended to the board of directors that Ameresco’s audited consolidated financial statements be included in Ameresco’s annual report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.
By the Audit Committee
of the Board of Directors of Ameresco, Inc.
Frank V. Wisneski, Chairman
Jennifer L. Miller
Nickolas Stavropoulos
Joseph W. Sutton

Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.
EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
This section discusses the material elements of our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and is intended to place in perspective the data presented in the tables and narrative that follow.
During 2019, we continued reviewing all elements of our executive compensation program, including the function and design of our annual incentive bonus and equity incentive programs. We also continued to evaluate the need for revisions to our executive compensation program to ensure our program is competitive with the companies with which we compete for executive talent and is appropriate for a public company, including the extent to which our compensation policies will reward the achievement of long-term operating and strategic goals and minimizing the extent to which they serve to encourage taking excessive risk.
Overview of Executive Compensation Process
Roles of Our Board, Chief Executive Officer and Compensation Committee in Compensation Decisions. Our compensation committee oversees our executive compensation program. Our compensation committee, either as a committee or together with the other independent directors, makes all compensation decisions regarding our chief executive officer. Our chief executive officer may make recommendations to the compensation committee regarding the compensation of our executive officers other than the chief executive officer, but the compensation committee either makes all compensation decisions regarding our other executive officers or makes recommendations concerning executive compensation to our board of directors, with the independent directors ultimately making such decisions. Our chief executive officer is not present for compensation committee or board discussions regarding his compensation; similarly, no other executive officers are present for compensation committee or board discussions regarding other executive officer compensation.
Competitive Market Data and Use of Compensation Consultants. While we generally rely on the business judgment and experience in the energy services and engineering consulting industries of our chief executive officer and our executive management team, we also review publicly available materials and information made available through Equilar, which provides an online database gathered from proxy statements and annual reports at similar companies. We have developed substantial information about compensation practices and levels at comparable companies through extensive recruiting, networking and industry research. Our compensation committee may elect to engage an independent compensation consulting firm to provide advice regarding our executive compensation program and general information regarding executive compensation practices in our industry, but it did not do so in 2018. Although the compensation committee would consider such a compensation firm’s advice in establishing and approving the various elements of our executive compensation program, the compensation committee would ultimately make its own decisions, or make recommendations to our board of directors, about these matters.
We periodically review executive officer compensation against a peer group, using the comparison only as a competitive reference point and not as the sole determinative factor when making executive compensation decisions. The compensation committee periodically assesses the relevancy of the companies within the peer group and makes changes when appropriate.
Beginning in January 2017, the compensation committee defined our peer group based upon information provided by Equilar regarding compensation at public and private companies in the energy services industry with revenues in the same range as ours. In 2019, the compensation committee used the following peer group: Aegion Corp., Argan Inc., Broadwind Energy, Inc., Enernoc, Inc., ESCO Technologies, Inc., Hill International, Inc., IES Holdings, Inc., Magna International Inc., Matrix Service Co., Mistras Group, Inc., MYR Group Inc., NV5 Global, Inc., Powell Industries Inc. and TRC Companies Inc.

Objectives and Philosophy of Our Executive Compensation Program. Our primary objective with respect to executive compensation is to attract, retain and motivate highly talented individuals who have the skills and experience to successfully execute our business strategy. Our executive compensation program is designed to:

•	reward the achievement of our annual and long-term operating and strategic goals;

•	recognize individual contributions;

•	align the interests of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value; and

•	retain and build our executive management team.
To achieve these objectives, our executive compensation program ties a portion of each executive’s overall compensation—annual incentive bonuses—to key corporate financial goals and to individual goals. From time to time we have also provided a portion of our executive compensation in the form of restricted stock and option awards that vest over time. We believe this approach helps to retain our executive officers and aligns their interests with those of our stockholders by allowing them to participate in our long-term performance as reflected in the trading price of shares of our Class A common stock.
Elements of Our Executive Compensation Program. The primary elements of our executive compensation program are:

•	base salaries;

•	annual incentive bonuses;

•	equity incentive awards; and

•	other employee benefits.
We have not adopted any formal or informal policies or guidelines for allocating compensation among these elements.
Base Salaries. We use what we believe to be competitive base salaries to attract and retain qualified candidates to help us achieve our growth and performance goals. Base salaries are intended to recognize an executive officer’s immediate contribution to our organization, as well as his or her experience, knowledge and responsibilities.
Our compensation committee annually evaluates and considers adjustments to executive officer base salary levels based on factors determined to be relevant, including:

•	the executive officer’s skills and experience;

•	the particular importance of the executive officer’s position to us;

•	the executive officer’s individual performance;

•	the executive officer’s growth in his or her position; and

•	base salaries for comparable positions within our company and at other companies.
Although it did not do so in 2018, the compensation committee may in the future obtain the input of a compensation firm and peer group benchmarking data in making any adjustments to executive officer base salary levels.
In 2019, our compensation committee approved increases in the base salaries of Messrs. Bakas and Corrsin and Ms. Bulgarino by 5%, 4% and 6%, respectively, all effective as of May 1, 2019, resulting in annual base salaries of $340,097, $345,775 and $362,030, respectively. The increases were both in recognition of the performance of such executive officers during 2018 and to encourage retention.
For Mr. Sakellaris, in 2019 our compensation committee recommended and our independent directors approved, a 10% increase in base salary, based on his performance during 2018, resulting in annual base salary of $825,000.
Annual Incentive Bonus Program. Incentive bonus payments may be made to our executive officers, as well as most of our other full-time employees, at the discretion of the compensation committee and management based on certain performance goals established in the early part of each year. These annual incentive bonuses are intended to compensate our executive officers for our achievement of corporate financial goals, as well as individual performance goals.
For 2019, as in past years, the maximum total amount payable under our incentive bonus program, or our total bonus pool, was determined based on our performance with respect to corporate financial goals. The corporate goals for 2019 consisted of achievement of predetermined levels of revenue; EBITDA; contracted sales; new awards; operating expenses and combined growth factor. Combined growth factor is based on growth in year-over-year revenue, EBITDA, contracted sales and awards, weighted equally.

The target and relative weight for each of these goals assigned for 2019 are set forth in the table below:

Goal	Target	Weight Assigned for 2019
Revenue	$880 million	20%
EBITDA	$103 million	20%
New contracts(1)	ESPC/EPC Construction - $850 million Distributed Generation EPC/PPA - 120 MWe	15% 7.5%
New awards	ESPC/EPC Construction - $700 million Distributed Generation EPC/PPA - 125 MWe	15% 7.5%
Operating expenses	Manage Operating Expenses(2) to $122 million or less and 13.8% of total revenue	10%
Combined growth factor(3)	Achieve 10% or better combined growth factor	5%
Total		100%

(1)	Includes energy savings performance contracts, or ESPC, engineering, procurement and construction contracts or EPC, and power purchase agreements, as indicated.

(2)	Excluding stock compensation, internal mergers and acquisitions expenses, IRC Section 179D deduction and other one-time or unusual charges.

(3)	Combined growth factor is based on growth in year-over-year revenue, EBITDA, contracted sales and awards, weighted equally.
If any of the above goals were not achieved at least 90%, that particular goal was given a value of zero.
These weights and the specific targets were established by the independent members of our board of directors based on the recommendation of our compensation committee and with input from our chief executive officer and other executive officers. The goals were based on our historical operating results and growth rates, as well as our expected future results, and were designed to require significant effort and operational success on the part of our company.
The total bonus pool permitted under our incentive bonus program can be up to ten percent of our adjusted EBITDA from continuing operations for the year, with the actual amount based on our performance against the goals described above, provided that the aggregate weighted achievement based on actual performance for all goals exceeds 90%.
The table below shows, for each of the goals used in determining whether a bonus pool would be established under our 2019 incentive bonus program, the specific target, our actual performance against that target (for corporate financial goals) and the actual contribution of each goal’s achievement to the aggregate weighted achievement based on the relative weights assigned:

Goal	Target	Result	Achievement Percentage Contribution
Revenue	$880 million	$867 million	19%
EBITDA(1)	$103 million	$91.1 million	—%
New contracts(2)	ESPC/EPC Construction - $850 million Distributed Generation EPC/PPA - 120 MWe	$990 million 135.6 MWe	15% 7.5%
New awards	ESPC/EPC Construction - $700 million Distributed Generation EPC/PPA - 125 MWe	$909 million 154.7 MWe	15% 7.5%
Operating expenses	Manage Operating Expenses(2) to $122 million or less and 13.8% of total revenue	$116.8 million 13.5%	10%
Combined growth factor(4)	Achieve 10% or better combined growth factor	Achieved	5%
Total			79%

(1)
This may differ from adjusted EBITDA as reported from time to time in our financial releases and other filings with the SEC because this measure may exclude certain items that we consider to be non-recurring in nature.

(2)	Includes ESPC, engineering, procurement and construction contracts and power purchase agreements, as indicated.

(3)	Excluding stock compensation, internal mergers and acquisitions expenses, IRC Section 179D deduction and other one-time or unusual charges.

(4)	Combined growth factor is based on growth in year-over-year revenue, EBITDA, contracted sales and awards, weighted equally.
The corporate goals described above serve as threshold goals that must be achieved at the required level for any amounts to be payable to any participant under our incentive bonus program. Because the aggregate weighted achievement based on actual performance for 2019 did not exceed 79%, a bonus pool was not established with respect to fiscal 2019 under our annual incentive bonus program.
Provided that the aggregate weighted achievement of the corporate goals is at least 80%, then bonus payments for each of our executive officers is determined based upon achievement of the individual performance goals assigned to each of our executive officers near the beginning of fiscal 2019. For Mr. Sakellaris, the corporate goals discussed above also serve as his individual performance goals. For all of our other executive officers, these individual goals were set by the compensation committee, taking into account discussions with our chief executive officer.
For our chief executive officer, our compensation committee reviewed information supplied by management regarding company performance relative to his goals, assessed the extent to which the goals were achieved, and determined his bonus payment for 2019. For our executive officers other than our chief executive officer, the chief executive officer made recommendations regarding assessment of performance against individual goals and the resulting amounts of individual bonus payments for 2019. The compensation committee reviewed and discussed these recommendations and determined and approved the individual bonus payments for 2019.
For 2019, none of our named executive officers were awarded bonuses under our incentive bonus program. However, bonuses were awarded to certain executive officers, including our named executive officers, at the discretion of the chief executive officer and compensation committee, in recognition of achievement by such executive officer of his or her individual performance goals during 2019, as described under the heading Bonus in the Summary Compensation Table, below.
Our compensation committee, or our board of directors based on recommendations from our compensation committee, is responsible for establishing and administering our annual incentive bonus program for executive officers.
Executive Management Team Additional Annual Incentive Performance Program. In April 2017, upon the recommendation of the compensation committee, our board approved the Executive Management Team Annual Incentive Performance Program, which we refer to as the AIPP. The AIPP is an additional element of our executive compensation program that is intended to further align the interests of our most senior management, including our named executive officers, with those of our shareholders, by tying incentive compensation to annual company-wide earnings growth and return on equity goals. The AIPP is administered by the compensation committee, which establishes annual targets for each of four metrics against which performance under the AIPP is measured: adjusted EBITDA (which is defined as earnings before interest, taxes, depreciation, amortization, share-based compensation, restructuring, and asset impairment charges), new contracts, new awards and revenue. Following the end of each fiscal year, the compensation committee determines, by reference to our audited financial statements before taking into account any payments made under the AIPP, the extent to which each goal has been achieved, if at all. If the company has achieved at least 100% of the goals for adjusted EBITDA, new contracts, new awards and revenue for the relevant plan year, the company will establish a bonus pool under the AIPP from which amounts may be allocated and distributed to our executive officers, including our named executive officers, and certain other members of senior management designated as plan participants by the compensation committee. The AIPP bonus pool will be funded in an amount equal to a fixed percentage of the amount by which our adjusted EBITDA (before taking into account any payments made under the AIPP) exceeds the adjusted EBITDA AIPP goal for the relevant plan year, as follows:

Amount of Adjusted EBITDA in Excess of AIPP Goal	% of Incremental Adjusted EBITDA Allocated to AIPP Pool	Funding Amount to AIPP Pool
$0 - $1 million	20%	$0 to $200,000
> $1 to $2 million	21%	$210,000 to $420,000
> $2 to $3 million	22%	$440,000 to $660,000
> $3 to $4 million	23%	$690,000 to $920,000
> $4 to $5 million	24%	$960,000 to $1,200,000
Greater than $5 million	25%	$1,250,000 - unlimited
If the Adjusted EBITDA AIPP goal is not met, the AIPP will not be funded for such plan year. Once an AIPP bonus pool has been established, the compensation committee will determine the amount of individual payments to be made to each AIPP participant, taking into account the recommendation of our chief executive officer based on his assessment of each individual’s relative contribution to the achievement of the AIPP goals. There is no limit to the amount that a single participant may receive under the AIPP, provided that the aggregate amount paid to all participants for any given plan year may not exceed the AIPP pool established for such year. In order to receive payment under the AIPP, the participant must be employed by us or one of our subsidiaries at the time the payment is made. The compensation committee may, however, provide a pro-rated bonus payment under the AIPP to any participant whose status as an active employee is changed during a plan year as a result of his or her death, disability, retirement or leave of absence. Payments received under the AIPP are in addition to any payments a member of our senior management team may receive under our annual incentive bonus program and equity incentive awards.
The AIPP goals for 2019, as well as the amounts achieved, are set forth in the table below:

Goal	Target	Result
Revenue	$880 million	$867 million
EBITDA	$103 million	$91.1 million
New contracts(1)	ESPC/EPC Construction - $850 million	$990 million
New awards	ESPC/EPC Construction - $700 million	$909 million

(1)    Includes ESPC, engineering, procurement and construction contracts.
Because we did not achieve at least 100% of the AIPP goals, the AIPP was not funded for 2019.
Equity Incentive Awards. Our equity incentive award program is the primary vehicle for offering long-term incentives to our executive officers. To date, equity incentive awards to our executive officers have been made in the form of restricted stock awards and stock options, with stock options being the primary form of equity grants in recent years. We believe that equity incentive awards:

•	provide our executive officers with a strong link to our long-term performance by enhancing their accountability for long-term decision making;

•	help balance the short-term orientation of our annual incentive bonus program;

•	create an ownership culture by aligning the interests of our executive officers with the creation of value for our stockholders; and

•	further our goal of executive retention.
Employees who are considered important to our long-term success are eligible to receive equity incentive awards, which generally vest over five years.
During 2019, our compensation committee also granted option grants with performance-based vesting to further align our executive officers’ performance with our long-term strategic goals and shareholder interests. These options vested three years from the date of grant based upon continued service by the executive officer and the achievement of certain performance goals relating to the performance period from January 1, 2019 through December 31, 2021. The performance goals include revenue, adjusted EBITDA, contracted sales, new awards, distributed generation sales and awards, assets placed in operation, operations and maintenance sales and return on equity. The particular goals and targets were tailored to the particular business unit or corporate function overseen by each executive officer and were determined by our compensation committee. In order for any portion of the option to vest, the combined level of achievement of the performance goals must have been at least 90%. If the level of achievement of the performance goals is at least 90%, then the shares vest as follows:

	Level of Achievement
	90%	91%	92%	93%	94%	95%	96%	97%	98%	99%	100%
Chief Executive Officer	32,000	64,000	96,000	128,000	160,000	192,000	224,000	256,000	288,000	320,000	350,000
Chief Financial Officer Chief Accounting Officer	1,000	4,000	8,000	12,000	16,000	20,000	24,000	28,000	32,000	36,000	40,000
Other Named Executive Officers	2,500	5,000	10,000	15,000	20,000	25,000	30,000	35,000	40,000	45,000	50,000
Our compensation committee has the authority to make equity awards to our executive officers and to administer our equity compensation plans. During 2019, our compensation committee approved the grant of an option award of 100,000 shares to Mr. Sakellaris and, in connection with his joining the company, an option award of 60,000 shares to Mr. Hole. These options vest in equal installments over five years.
Stock Ownership Guidelines. On April 24, 2019, our board of directors, on the recommendation of the compensation committee, adopted share ownership guidelines, in order to encourage the company’s executive officers and senior management to obtain a significant ownership interest in the company, thereby helping to align their interests with those of Ameresco’s shareholders. The plan applies to the company’s executive officers and certain other members of senior management. The guidelines target share ownership at a value equal to (i) five times annual base salary for the Chief Executive Officer, (ii) three-times annual base salary for other Section 16 officers who serve as Executive Vice Presidents of the company, (iii) two-times annual base salary for certain senior management members who serve as Senior Vice Presidents of the company and (iv) annual base salary for certain senior management members who serve as Vice Presidents of the company. Compliance with the ownership guidelines will be measured annually as of April 23rd, the day preceding the anniversary of the guidelines’ adoption, based upon the immediately preceding closing price. In calculating stock ownership, we include (i) outstanding shares of common stock, (ii) unexercised, vested in-the-money stock options to be calculated on the day before of the anniversary date of the plan year, (iii) any other vested grants or account balances under share-based company compensation plans and (iv) shares purchased through our 2017 employee stock purchase plan. Covered individuals will have five years to accumulate the applicable stock ownership level.
Other Compensation. Since before we became public in 2010, we have permitted Mr. Sakellaris personal exclusive use of a company-owned vehicle. We pay insurance premiums, excise tax and other amounts related to this vehicle. Our compensation committee recommended and our independent directors approved continuing to permit Mr. Sakellaris personal exclusive use of the company-owned vehicle in recognition of his extensive travel to meetings and events on our behalf.
Other Employee Benefits. We maintain broad-based benefits that are provided to all employees, including our 401(k) retirement plan, flexible spending accounts, medical and dental care plans, life insurance, short- and long-term disability policies, vacation, company holidays and, beginning in 2016, contributions to a health savings account for those participating in a high-deductible insurance plan. Our executive officers are eligible to participate in each of these programs on the same terms as non-executive employees; however, employees at the director level and above are eligible for life insurance coverage equal to three times (rather than twice) their annual base salary.
Risk Considerations in our Compensation Program. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.
Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any taxable year to each of certain of the company’s current and former executive officers. Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, the tax reform legislation signed into law on December 22, 2017 eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid in any taxable year to each of to the specified officers that is not covered by the transition rules will not be deductible by us. The Compensation Committee has and will continue to review on a periodic basis the potential effect of Section 162(m) and may use its judgment to authorize compensation payments that may be in excess of the limit when it believes such payments are appropriate and in the best interests of our company and our stockholders.
Pledging and Hedging Transactions. We have an insider trading policy that prohibits executive officers from purchasing Ameresco securities on margin, borrowing against Ameresco securities held in a margin account, or pledging Ameresco securities as collateral for a loan. An exception may be granted, however, under the policy for pledging Ameresco securities as collateral for a loan where the executive officer clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Our insider trading policy also prohibits executive officers from engaging in short sales of Ameresco securities, including short sales “against the box” or in purchases or sales of puts, calls or other derivative securities based on Ameresco securities.
Compensation Committee Report
The compensation committee has reviewed and discussed the foregoing compensation discussion and analysis with management and, based on this review and discussion, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.
By the Compensation Committee
of the Board of Directors of Ameresco, Inc.
Joseph W. Sutton, Chairman
Douglas I. Foy
Thomas S. Murley
Nickolas Stavropoulos

Executive Compensation
Summary Compensation Table
The following table sets forth information regarding compensation earned by our chief executive officer, our chief financial officer and our three next most highly compensated other executive officers during our fiscal years ended December 31, 2019, 2018 and 2017. We refer to these individuals as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
George P. Sakellaris (4)	2019	800,000	200,000	2,870,229	27,264	3,897,493
President and	2018	733,333	400,000	—	35,020	1,168,353
Chief Executive Officer	2017	664,960	250,000	—	35,218	950,178

Spencer Doran Hole (5)	2019	145,833	70,000	625,416	17,351	858,600
Senior Vice President and
Chief Financial Offier

Mark A. Chiplock (6)	2019	260,000	30,000	238,776	17,402	546,178
Vice President and	2018	241,863	80,000	217,810	15,361	555,034
Interim Chief Financial Officer

Michael T. Bakas	2019	334,699	60,000	298,470	17,706	710,875
Executive Vice President,	2018	314,087	120,000	101,030	17,667	552,784
Distributed Energy Systems	2017	289,782	90,000	70,275	17,546	467,603

Nicole A. Bulgarino	2019	355,199	100,000	298,470	17,706	771,375
Executive Vice President and	2018	334,090	140,000	101,030	17,706	592,826
General Manager, Federal Solutions	2017	311,313	115,000	140,550	17,648	584,511

David J. Corrsin (4)(7)	2019	341,342	20,000	298,470	17,706	677,518
Executive Vice President and
General Counsel

(1)	Salary for each of the named executive officers have been prorated to reflect the portion of the year for which any increases were in effect, from and after May 1st of the applicable year.

(2)
Value is equal to the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. This amount does not represent the actual amount paid to or realized by the executive officer with respect to this option grant. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 13 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC on March 4, 2020.

(3)
The amounts reported in All Other Compensation reflect, for each named executive officer, the amount we contributed to our 401(k) plan and the dollar value of life insurance premiums we paid, as applicable and detailed below. For Mr. Sakellaris, the amount reported also includes the incremental cost of a company-owned vehicle of which he has personal exclusive use, including insurance premiums, excise taxes and depreciation. For Mr. Hole, the amount reported also includes reimbursement of relocation expenses made to Mr. Hole pursuant to the agreement between the company and Mr. Hole, dated June 26, 2019, as previously reported by us in the Current Report on Form 8-k filed with the Securities and Exchange Commission on July 1, 2019, as well as other housing expenses paid in connection with Mr. Hole’s relocation.

The following table details the amounts described in this footnote (3):

Name	Year	Matched 401(k) Contributions ($)	Group Life and Disability Insurance ($)	Relocation ($)	Use of Company-Owned Vehicle ($)	Total ($)
George P. Sakellaris	2019	15,300	1,923	—	10,041	27,264
	2018	15,300	1,923	—	17,797	35,020
	2017	15,300	1,923	—	17,995	35,218

Spencer Doran Hole	2019	6,058	1,002	10,290	—	17,350

Mark A. Chiplock	2019	15,300	2,102	—	—	17,402
	2018	13,259	2,102	—	—	15,361

Michael T. Bakas	2019	15,300	2,406	—		17,706
	2018	15,300	2,246	—	—	17,546
	2017	14,906	2,112	—	—	17,018

Nicole A. Bulgarino	2019	15,300	2,406	—	—	17,706
	2018	15,300	2,348	—	—	17,648
	2017	15,300	2,063	—	—	17,363

David J. Corrsin	2019	15,300	2,406			17,706

(4)	Messrs. Sakellaris and Corrsin are also members of our board of directors, but neither of them receives any additional compensation in his capacity as a director.

(5)
Mr. Hole has served as our Senior Vice President and Chief Financial Officer since July 29, 2019. Mr. Hole’s base salary for 2019 was $350,000. Mr. Hole was paid his pro rata share of his base salary and certain other compensation for 2019, which amount is reflected in the table.

(6)	Mr. Chiplock served as our Interim Chief Financial Officer from October 1, 2018 through July 29, 2019.

(7)	Mr. Corrsin elected to forgo payment of his bonus in order to fund bonuses for the legal department team.
Grants of Plan-Based Awards in 2019
The following table sets forth information regarding grants of compensation in the form of plan-based awards during the fiscal year ended December 31, 2019 to our named executive officers.

			Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Grant Date	Approval Date	Threshold (#)	Maximum (#)	All Other Option Awards: Number of Securities Underly-ing Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
George P. Sakellaris	3/22/19	3/22/19	—	—	100,000	16.71	1,050,519
	8/6/19	8/6/19	32,000	350,000	—	13.37	2,941,893
Spencer Doran Hole	7/29/19	6/27/19	—	—	60,000	14.24	537,141
	8/6/19	8/6/19	1,000	40,000	—	13.37	336,216
Mark A. Chiplock	8/6/19	8/6/19	1,000	40,000	—	13.37	336,216
Michael T. Bakas	8/6/19	8/6/19	2,500	50,000	—	13.37	336,216
Nicole A. Bulgarino	8/6/19	8/6/19	2,500	50,000	—	13.37	336,216
David J. Corrsin	8/6/19	8/6/19	2,500	50,000	—	13.37	336,216

(1)
These columns reflect the grant of options that are subject to vesting based on continued service to us and performance relative to goals established for the three-year performance period from January 1, 2019 to December 31, 2021, as described under the heading “Overview of Executive Compensation Process - Equity Incentive Awards”, above. In order for any portion of the option to vest, the combined level of achievement of the performance goals must have been at least 90%. Performance at a level below 90% will result in the option not vesting as to any shares and being canceled.

(2)
Value is equal to the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. This amount does not represent the actual amount paid to or realized by the executive officer with respect to this option grant. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 13 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC on March 4, 2020.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information regarding outstanding stock options held by our named executive officers as of December 31, 2019.

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Grant Date	Option Approval Date	Option Expiration Date
George P. Sakellaris	25,000	—	6.70	5/22/2014	5/22/2014	5/21/2024
	—	100,000(2)	16.71	3/22/2019	3/22/2019	3/21/2029
		350,000(3)	13.37	8/6/2019	8/6/2019	8/5/2029
Spencer Doran Hole	—	60,000(2)	14.24	7/29/2019	6/27/2019	7/28/2019
	—	40,000(3)	13.37	8/6/2019	8/6/2019	8/5/2019
Mark A. Chiplock	19,000	—	6.79	7/23/2014	7/23/2014	7/22/2024
	3,000	12,000(2)	10.05	3/8/2018	3/8/2018	3/7/2028
	5,000	20,000(2)	12.35	10/24/2018	10/24/2018	10/23/2028
	—	40,000(3)	13.37	8/6/2019	8/6/2019	8/5/2019
Michael T. Bakas	15,000	10,000(2)	4.64	5/10/2016	4/25/2017	5/9/2026
	47,201	—	4.64	5/10/2016	4/25/2017	5/9/2026
	10,000	15,000(2)	5.80	3/9/2017	3/9/2017	3/8/2027
	5,000	20,000(2)	8.35	2/2/2018	2/2/2018	2/1/2028
	—	50,000(3)	13.37	8/6/2019	8/6/2019	8/5/2019
Nicole A. Bulgarino	11,167	—	11.63	7/25/2012	7/25/2012	7/24/2022
	15,000	—	9.45	7/24/2013	7/24/2013	7/23/2023
	60,000	15,000(2)	6.53	3/3/2015	3/3/2015	3/2/2025
	47,201	—	4.64	5/10/2016	4/25/2017	5/9/2026
	20,000	30,000(2)	5.80	3/9/2017	3/9/2017	3/8/2027
	5,000	20,000(2)	8.35	2/2/2018	2/2/2018	2/1/2028
	—	50,000(3)	13.37	8/6/2019	8/6/2019	8/5/2019
David J. Corrsin	44,401	—	4.64	5/10/2016	4/25/2017	5/9/2026
	—	50,000(3)	13.37	8/6/2019	8/6/2019	8/5/2019

(1)	All option awards with an expiration date on or before 2020 and listed in this table were granted under our 2000 stock incentive plan; the remainder were granted under our 2010 stock incentive plan.

(2)	Such option vests as to 20% of the shares on each of the first five anniversaries of the grant date.

(3)
Such option is subject to vesting based on continued service to us and performance relative to goals established for the three-year performance period from January 1, 2019 to December 31, 2021, as described under the heading “Overview of Executive Compensation Process - Equity Incentive Awards”, above. In order for any portion of the option to vest, the combined level of achievement of the performance goals must have been at least 90%. Performance at a level below 90% will result in the option not vesting as to any shares and being canceled.

Option Exercises and Stock Vested
The following table sets forth information regarding the exercise of options by our named executive officers during the fiscal year ended December 31, 2019.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
George P. Sakellaris	600,000	5,115,163
Spencer Doran Hole	—	—
Mark A. Chiplock	—	—
Michael T. Bakas	—	—
Nicole A. Bulgarino	—	—
David J. Corrsin	—	—

(1)	Calculated using the actual proceeds of same-day sales or, if no same-day sale occurred, the closing market price of our class A common stock on the exercise date.
Potential Payments Upon Termination or Change of Control
We have no severance agreements with any of our named executive officers, other than Mr. Hole, our Senior Vice President and Chief Financial Officer. Pursuant to an offer letter executed by us with Mr. Hole, dated June 26, 2019, if the company terminates Mr. Hole’s employment without Cause or Mr. Hole terminates his employment for Good Reason, each as defined in the offer letter, for a period of nine months following such termination, the company will pay to Mr. Hole an amount equal to his monthly base salary in effect at the time of his termination and, during such period, continue any medical, dental or vision benefits that Mr. Hole was enrolled in at the time of termination. Receipt of such severance benefits is conditioned on the execution of a mutual release in a form reasonably acceptable to the parties and Mr. Hole’s continuing compliance with all obligations owed to the company and its affiliates. Based upon Mr. Hole’s base salary and benefit enrollment at December 31, 2019, if the company terminates Mr. Hole’s employment without Cause or Mr. Hole terminates his employment for Good Reason, Mr. Hole would receive an aggregate of $262,500, paid in monthly installments over nine months.
Our 2010 stock incentive plan, unlike its predecessor 2000 stock incentive plan, does not provide for acceleration of options in connection with any termination events, including retirement, resignation, severance or constructive termination. Accordingly, there are no potential payments in respect of termination to report for any of our named executive officers.
Pay Ratio
In August 2015, the SEC issued a rule which requires certain public companies to include in their annual proxy statements pay ratio disclosures that compare the annual total compensation of the company's chief executive officer to the median compensation of other company employees. Specifically, the pay ratio disclosure should include the annual total compensation of the median employee (excluding the chief executive officer), the annual total compensation of the chief executive officer, the ratio of the annual total compensation of the median employee to the annual total compensation of the chief executive officer and the methodologies used in making these disclosures.
In 2019, the total annual compensation of Mr. Sakellaris, our President and Chief Executive Officer, was $3,905,249 (as shown in the Summary Compensation Table included in this Proxy Statement). The total annual compensation of the median employee was $100,223. As a result, for 2019, the ratio of the total annual compensation of our chief executive officer to the total annual compensation of the median employee was approximately 39 to 1.
Under the pay ratio rule, certain public companies are required to identify its median employee only once every three years as long as during the last prior fiscal year there has been no change to its employee population or employee compensation arrangements that it reasonably believes would result in a significant change in its pay ratio disclosure. Because we experienced some meaningful changes to our employee population during 2019, we reevaluated the identification of our median employee.
We identified the median employee by examining compensation information derived from payroll records for all employees, excluding Mr. Sakellaris, who were employed by us on October 31, 2019. As of such date, we employed approximately 1,100 people in the United States, Canada and the United Kingdom. All employees were included, whether employed on a full-time, part-time, temporary or seasonal basis, using the definition of employee under the U.S. Internal Revenue Code, or similar laws in the country where the individual was employed. In identifying the median employee, we utilized actual cash compensation for the 10-month period ending October 31, 2019 as the consistently applied compensation measure, including as base salary or wages, bonus and incentive payments earned during that period. For non-U.S. employees, we used the an exchange rate as of October 31, 2019.
To determine the annual total compensation of Mr. Sakellaris, we used the amount reported in the “Total” column of the Summary Compensation Table in this Proxy Statement, which includes salary, option awards, bonus and all other compensation. The median employee’s total annual compensation for 2019 was calculated in accordance with the same requirements applicable to the chief executive officer’s compensation as reported in the Summary Compensation Table and that number was used to calculate the ratio of the chief executive officer’s pay to that of the median employee.
The SEC rules requiring pay ratio disclosure allow companies to exercise a significant amount of flexibility in making the determination as to who is the median employee and do not mandate that each company use the same method. We believe that the pay ratio information above is a reasonable estimate calculated in a manner consistent with the SEC rules. However, the total annual compensation of our median employee is unique to that person and is not necessarily a good indicator of the total annual compensation of any of our other employees, and it is not comparable to the annual total compensation of employees at other companies. Similarly, we would not expect that the ratio of the chief executive officer’s total annual compensation to that of the median employee to be a number that can be compared to the ratio determined by other companies in any meaningful fashion.
Stock Option and Other Compensation Plans
2010 Stock Incentive Plan
The 2010 stock incentive plan, which became effective upon the closing of our initial public offering and we which refer to in this proxy statement as the 2010 stock plan, was adopted by our board of directors in May 2010 and approved by our stockholders in June 2010 and May 2016. The 2010 stock plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards and other stock-based awards; 10,000,000 shares of our Class A common stock are reserved for issuance under the 2010 stock plan.
Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2010 stock plan; however, incentive stock options may only be granted to our employees. The maximum number of shares of our Class A common stock with respect to which awards may be granted to any participant under the 2010 stock plan is 2,000,000 per year. In accordance with the terms of the 2010 stock plan, our board of directors has authorized our compensation committee to administer the 2010 stock plan. Pursuant to the terms of the 2010 stock plan, our compensation committee will select the recipients of awards and determine:

•	the number of shares of our Class A common stock covered by the award and the dates upon which the award will vest and/or become exercisable;

•
with respect to options, the type of options to be granted; the duration of options, which may not be in excess of ten years; the exercise price, which must be at least equal to the fair market value of our Class A common stock on the date of grant; the methods of payment of the exercise price; and

•
the number of shares of our Class A common stock subject to and the terms and conditions of any stock appreciation rights, awards of restricted stock, restricted stock units or other stock-based awards, including conditions for repurchase, measurement price, issue price and repurchase price and performance conditions (though the measurement price of stock appreciation rights must be at least equal to the fair market value of our common stock on the date of grant and the duration of such awards may not be in excess of ten years), if any;

Upon a merger or other reorganization event, as defined in the 2010 stock plan, our board of directors may, on such terms as our board determines (except to the extent specifically provided otherwise in the applicable award agreement or other agreement between the participant and us), take any one or more of the following actions pursuant to the 2010 stock plan as to all or any (or any portion of) outstanding awards, other than awards of restricted stock:

•	provide that all outstanding awards shall be assumed or substituted by the successor corporation;

•
upon written notice to a participant, provide that all of the participant’s unexercised options or awards will terminate immediately prior to the consummation of such transaction unless exercised (to the extent exercisable) by the participant;

•	provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the reorganization event;

•
in the event of a reorganization event pursuant to which holders of our Class A common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants equal to the excess, if any, of the acquisition price times the number of shares of our Class A common stock subject to such outstanding awards (to the extent then exercisable at prices not in excess of the acquisition price), over the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards; and/or

•
provide that, in connection with a liquidation or dissolution, awards convert into the right to receive liquidation proceeds (if applicable, net of the exercise measurement or purchase price thereof and any applicable withholdings).

Upon the occurrence of a reorganization event other than our liquidation or dissolution, the repurchase and other rights under each outstanding restricted stock award will continue for the benefit of the successor company and will, unless the board of directors may otherwise determine, apply to the cash, securities or other property which our Class A common stock is converted into or exchanged for pursuant to the reorganization event. However, our board of directors may provide for the termination or deemed satisfaction of such repurchase or other rights under the restricted stock award agreement or any other agreement between the participant and us, either initially or by amendment. Upon the occurrence of a reorganization event involving our liquidation or dissolution, all conditions on each outstanding restricted stock award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted stock award. No award may be granted under the 2010 stock plan after 2020. Our board of directors may amend, suspend or terminate the 2010 stock plan at any time, except that stockholder approval will be required to comply with applicable law or NYSE requirements.
401(k) Retirement Plan
We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section
401(k) of the Code. In general, all of our employees are eligible to participate upon commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $18,000 in 2019, plus $6,000 for those age 50 and over, and have the amount of the reduction contributed to the 401(k) plan. We currently match on a per payroll basis up to 100% of the first six percent of base compensation and commissions that a participant contributes to his or her 401(k) plan, up to $15,300, subject to certain time of service and other eligibility conditions.
Limitation of Liability and Indemnification
As permitted by Delaware law, we have included provisions in our restated certificate of incorporation that limit or eliminate the personal liability of our directors to the maximum extent permitted by Delaware law. Our directors will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.
These limitations do not affect the availability of equitable remedies, including injunctive relief or rescission. Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If Delaware law is amended to authorize the further elimination or limiting of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.
As permitted by Delaware law, our restated certificate of incorporation also provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors; and

•	we will advance expenses to our directors and officers in connection with legal proceedings in connection with a legal proceeding to the fullest extent permitted by law.
The indemnification provisions contained in our restated certificate of incorporation are not exclusive.
In addition, we have entered into indemnification agreements with each of our directors. Each indemnification agreement will provide that we will indemnify the director to the fullest extent permitted by law for claims arising in his capacity as our director, officer, employee or agent, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that we do not assume the defense of a claim against a director we are required to advance his expenses in connection with his defense, subject to certain conditions, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by us.
We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.
Rule 10b5-1 Sales Plans
Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our Class A common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information concerning our company.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Since January 1, 2019, we have engaged in the following transactions with our directors, executive officers and holders of more than five percent of any class of our voting securities, and affiliates of our directors, executive officers and holders of more than five percent of any class of our voting securities. We believe that all of these transactions were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.
Director Indemnification Agreements
We have entered into indemnification agreements with each of our directors. The indemnification agreements and our restated certificate of incorporation and restated by-laws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Executive Compensation And Related Information—Limitation of Liability and Indemnification.”
Family Relationships
The company employs Rebecca P. McIntyre, the spouse of David J. Corrsin, our Executive Vice President and General Counsel, as Associate General Counsel.  In fiscal year 2019, the company paid Ms. McIntyre a total of $142,567.62, including base salary and cash bonus. In addition, Ms. McIntyre received other benefits on the same terms available to all other employees of the company. Ms. McIntyre’s employment was approved by the Audit Committee when she joined the company in 2017.
CEO Option Transactions
In August and September 2019, Mr. Sakellaris exercised expiring options to purchase 600,000 shares of Common Stock through transactions in which a brokerage firm paid the exercise price to the Company out of the proceeds from the same day sales of a portion of the shares received upon exercise. In late November 2019, the Company paid withholding taxes, totaling $2,271,932, due as a result of such exercises but, through an administrative oversight, did not concurrently debit such amount from the proceeds of the sales of the option shares, as is the Company’s typical practice for similar transactions. On January 16, 2020, the first day after being informed of the need to immediately pay to the Company the amount of the tax withholding payment, Mr. Sakellaris did so in full.

Policies and Procedures for Related Person Transactions
Our board of directors has adopted a written related person transaction policy for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or five percent stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest. In addition, the policy requires review of the employment of any immediate family member of a related person unless (a) such person is not being employed in a management or sensitive control function and (b) the annual salary of such person does not exceed $50,000.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If the general counsel determines that advance review and approval is not practicable, then the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions previously approved by the audit committee or otherwise already existing that are ongoing in nature in nature will be reviewed annually, or more frequently if the audit committee determines such review to be necessary.
The audit committee will review all relevant information available to it about the related person transaction and may approve or ratify it only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Ameresco’s best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our compensation committee in the manner specified in its charter.
MISCELLANEOUS
Stockholder Proposals
Stockholder proposals, including information about a proposed director candidate, submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at our 2021 annual meeting of stockholders must be received by our Secretary no later than December 30, 2020 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting.
A stockholder proposal, including a proposed director, not included in our proxy statement for the 2021 annual meeting of stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our bylaws. To be timely, our bylaws provide that the Secretary must have received the stockholder’s notice not less than 90 days (that is, no later than February 28, 2021) and not more than 120 days (that is, no earlier than January 29, 2021) in advance of the first anniversary of the date of the preceding year’s annual meeting. However, if the date of the 2021 annual meeting of stockholders is more than 20 days before or more than 60 days after the first anniversary of the Annual Meeting, we must receive the stockholder’s notice not earlier than the close of business on the 120th day before the 2021 annual meeting of stockholders and not later than the close of business on the later of (1) the 90th day before the 2021 annual meeting of stockholders and (2) the 10th day following the day on which public announcement of the date of the 2021 annual meeting of stockholders is first made, whether by mail or public disclosure.
All stockholder proposals for our 2021 annual meeting of stockholders should be sent to the Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701.
Other Stockholder Communications
Generally, stockholders who have questions or concerns should contact our Investor Relations department at (508) 598-3003 or ir@ameresco.com. However, stockholders who wish to communicate directly with our board of directors, or any individual director, should direct questions in writing to the Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701. See “Corporate Governance—Communicating with our Board of Directors” for more information about communicating with our board of directors.

Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the securities laws that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report, the contents of www.ameresco.com, including the charters of the committees of our board of directors, corporate governance guidelines, the Audit Committee Report and code of business conduct and ethics, included or referenced in this proxy statement shall not be incorporated by reference into any such filings.
Householding of Annual Meeting Materials
Some banks, brokers and other intermediary record holders may participate in the practice of householding proxy statements and annual reports. This means that, unless you have instructed otherwise, only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either of these documents without charge to you if you write or call Investor Relations, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701, (508) 598-3003. If you want to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other intermediary record holder.

APPENDIX A
AMERESCO, INC.
2017 EMPLOYEE STOCK PURCHASE PLAN
as amended
The purpose of this 2017 Employee Stock Purchase Plan (this “Plan”) is to provide eligible employees of Ameresco Inc. (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s Class A common stock, $0.001 par value per share (the “Common Stock”), commencing at the time set forth in the Plan. Subject to adjustment under Section 15 hereof, the number of shares of Common Stock that have been approved for this purpose is 200,000 shares of Common Stock.
This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder, and shall be interpreted consistent therewith.
1. Administration. The Plan will be administered by the Board of Directors of the Company (the “Board”) or by a Committee appointed by the Board (the “Committee”). The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.
2. Eligibility. All employees of the Company and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or the Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:
(a) they are customarily employed by the Company or a Designated Subsidiary for more than twenty (20) hours a week and for more than five (5) months in a calendar year;
(b) they have been employed by the Company or a Designated Subsidiary for at least six (6) months prior to enrolling in the Plan; and
(c) they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).
No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock that the employee has a contractual right to purchase shall be treated as stock owned by the employee.
The Company retains the discretion to determine which eligible employees may participate in an offering pursuant to and consistent with Treasury Regulation Sections 1.423-2(e) and (f).
3. Offerings. The Company will make two offerings (“Offerings”) to employees to purchase stock under this Plan. Offerings will begin each June 1 and December 1, or the first business day thereafter (such dates, the “Offering Commencement Dates”). Each Offering Commencement Date will begin a six (6) month period (a “Plan Period”) during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. The Board or the Committee may, at its discretion, choose a different Plan Period of not more than twelve (12) months for Offerings.
4. Participation. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding either a written or electronic payroll deduction authorization form to the employee’s appropriate payroll office at least ten (10) days prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his or her deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The term “Compensation” means the amount of money reportable on the employee’s Federal Income Tax Withholding Statement, excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown or separately identified on the employee’s Federal Income Tax Withholding Statement, but including, in the case of salespersons, sales commissions to the extent determined by the Board or the Committee.
5. Deductions. The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in any percentage amount (in whole percentages) up to a maximum of fifteen (15)% of the Compensation he or she receives during the Plan Period or such shorter period during which deductions from payroll are made. The Board or the Committee may, at its discretion, designate a lower maximum contribution rate. The minimum payroll deduction is such percentage of Compensation as may be established from time to time by the Board or the Committee.
6. Deduction Changes. An employee may decrease or discontinue his or her payroll deduction once during any Plan Period, by filing either a written or electronic new payroll deduction authorization form. However, an employee may not increase his or her payroll deduction during a Plan Period. If an employee elects to discontinue his or her payroll deductions during a Plan Period, but does not elect to withdraw his or her funds pursuant to Section 8 hereof, funds deducted prior to his or her election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).
7. Interest. Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such rate as it may from time to time determine.
8. Withdrawal of Funds. An employee may at any time prior to the close of business on the fifteenth business day prior to the end of a Plan Period and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period during which the employee withdrew his or her balance. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee.
9. Purchase of Shares.
(a) Number of Shares. On the Offering Commencement Date, the Company will grant to each eligible employee who is then a participant in the Plan an option (an “Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) up to that number of shares of Common Stock determined by multiplying $2,083 by the number of full months in the Plan Period and dividing the result by the closing price (as determined below) on the Offering Commencement Date; provided, however, that no employee may be granted an Option which permits his or her rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the date such Option is granted) for each calendar year in which the Option is outstanding at any time; and, provided, further, however, that the Committee may, in its discretion, set a fixed maximum number of shares of Common Stock that each eligible employee may purchase per Plan Period which number may not be greater than the number of shares of Common Stock determined by using the formula in the first clause of this Section 9(a) and which number shall be subject to the second clause of this Section 9(a).
(b) Option Price. The Board or the Committee shall determine the Option Price for each Plan Period, including whether such Option Price shall be determined based on the lesser of the closing price of the Common Stock on (i) the first business day of the Plan Period or (ii) the Exercise Date, or shall be based solely on the closing price of the Common Stock on the Exercise Date; provided, however, that such Option Price shall be at least 85% of the applicable closing price. In the absence of a determination by the Board or the Committee, the Option Price will be 95% of the lesser of the closing price of the Common Stock on (i) the first business day of the Plan Period or (ii) the Exercise Date. The closing price shall be (a) the closing price (for the primary trading session) on any national securities exchange on which the Common Stock is listed or (b) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal or another source selected by the Board or the Committee. If no sales of Common Stock were made on such a day, the price of the Common Stock shall be the reported price for the next preceding day on which sales were made.
(c) Exercise of Option. Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of whole shares of Common Stock reserved for the purpose of the Plan that his or her accumulated payroll deductions on such date will pay for, but not in excess of the maximum numbers determined in the manner set forth above.
(d) Return of Unused Payroll Deductions. Any balance remaining in an employee’s payroll deduction account at the end of a Plan Period will be automatically refunded to the employee, except that any balance that is less than the purchase price of one share of Common Stock will be carried forward into the employee’s payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee’s account shall be refunded.
10. Issuance of Certificates. Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank, or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.
11. Rights on Retirement, Death or Termination of Employment. If a participating employee’s employment ends before the last business day of a Plan Period, no payroll deduction shall be taken from any pay then due and owing to the employee and the balance in the employee’s account shall be paid to the employee. In the event of the employee’s death before the last business day of a Plan Period, the Company shall, upon notification of such death, pay the balance of the employee’s account (a) to the executor or administrator of the employee’s estate or (b) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, before the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed ceases to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.
12. Optionees Not Stockholders. Neither the granting of an Option to an employee nor the deductions from his or her pay shall make such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until he or she has purchased and received such shares.
13. Options Not Transferable. Options under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.
14. Application of Funds. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.
15. Adjustment for Changes in Common Stock and Certain Other Events.
(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share limitations set forth in Section 9, and (iii) the Option Price shall be equitably adjusted to the extent determined by the Board or the Committee.
(b) Reorganization Events.
(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.
(2) Consequences of a Reorganization Event on Options. In connection with a Reorganization Event, the Board or the Committee may take any one or more of the following actions as to outstanding Options on such terms as the Board or the Committee determines: (i) provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to employees, provide that all outstanding Options will be terminated immediately prior to the consummation of such Reorganization Event and that all such outstanding Options will become exercisable to the extent of accumulated payroll deductions as of a date specified by the Board or the Committee in such notice, which date shall not be less than ten (10) days preceding the effective date of the Reorganization Event, (iii) upon written notice to employees, provide that all outstanding Options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to participating employees on such date, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), change the last day of the Plan Period to be the date of the consummation of the Reorganization Event and make or provide for a cash payment to each employee equal to (A) (1) the Acquisition Price times (2) the number of shares of Common Stock that the employee’s accumulated payroll deductions as of immediately prior to the Reorganization Event could purchase at the Option Price, where the Acquisition Price is treated as the fair market value of the Common Stock on the last day of the applicable Plan Period for purposes of determining the Option Price under Section 9(b) hereof, and where the number of shares that could be purchased is subject to the limitations set forth in Section 9(a), minus (B) the result of multiplying such number of shares by such Option Price, (v) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof) and (vi) any combination of the foregoing.
For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determines to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.
16. Amendment of the Plan. The Board may at any time, and from time to time, amend or suspend this Plan or any portion thereof, except that (a) if the approval of any such amendment by the shareholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made that would cause the Plan to fail to comply with Section 423 of the Code.
17. Insufficient Shares. If the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Board or the Committee will allot the shares then available on a pro-rata basis.
18. Termination of the Plan. This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.
19. Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.
20. Governing Law. The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

21. Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.
22. Notification upon Sale of Shares. Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.
23. Grants to Employees in Foreign Jurisdictions. The Company may, to comply with the laws of a foreign jurisdiction, grant Options to employees of the Company or a Designated Subsidiary who are citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are less favorable (but not more favorable) than the terms of Options granted under the Plan to employees of the Company or a Designated Subsidiary who are resident in the United States. Notwithstanding the preceding provisions of this Plan, employees of the Company or a Designated Subsidiary who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under the Plan if (a) the grant of an Option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code. The Company may add one or more appendices to this Plan describing the operation of the Plan in those foreign jurisdictions in which employees are excluded from participation or granted less favorable Options.
24. Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan with respect to one or more Designated Subsidiaries, provided that such sub-plan complies with Section 423 of the Code.
25. Withholding. If applicable tax laws impose a tax withholding obligation, each affected employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Board for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.
26. Effective Date and Approval of Stockholders. The Plan shall become effective on the date that the Plan is approved by the Company’ stockholders (the “Effective Date”).

Adopted by the Board of Directors on April 26, 2017
Approved by the stockholders on June 1, 2017

Amendment Adopted by the Board of Directors on February 2, 2018
Amendment Approved by the stockholders on May 24, 2018

Amendment Adopted by the Board of Directors on February 13, 2020
Amendment Approved by the stockholders on [________], 2020

APPENDIX B
AMERESCO, INC.
2020 STOCK INCENTIVE PLAN

1.	Purpose
The purpose of this 2020 Stock Incentive Plan (the “Plan”) of Ameresco, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility
All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards (as defined below) under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), Restricted Stock Units (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8). Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

3.	Administration and Delegation
(a)Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. All actions and decisions by the Board with respect to the Plan and any Awards shall be made in the Board’s discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.
(b)Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.
(c)Awards to Non-Employee Directors. Awards to non-employee directors will be granted and administered by a Committee, all of the members of which are independent directors within the meaning of any stock exchange on which the Company lists the Class A common stock, $0.001 par value per share, of the Company (the “Class A common stock”).
4.Stock Available for Awards
(a)Number of Shares; Share Counting.
(1)Authorized Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan (any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)) for up to five million (5,000,000) shares of Class A common stock. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
(2) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan under this Section 4(a) and under the sublimit contained in Section 4(b):

(A)all shares of Class A common stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan and against the sublimit contained in Section 4(b); provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Class A common stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;
(B)if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Class A common stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Class A common stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Class A common stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan and against the sublimit contained in Section 4(b) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR; and
(C)shares of Class A common stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Class A common stock upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Awards (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and
(D)shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.
(b)Per-Participant Limit. Subject to adjustment under Section 10, the maximum number of shares of Class A common stock with respect to which Awards may be granted to any Participant under the Plan shall be 2,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR shall be treated as a single Award.
(c)Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.
5.Stock Options
(a)General. The Board may grant options to purchase Class A common stock (each, an “Option”) and determine the number of shares of Class A common stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as the Board considers necessary or advisable.
(b)Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Ameresco, Inc., any of Ameresco, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c)Exercise Price. The Board shall establish the exercise price of each Option or the formula by which such exercise price will be determined. The exercise price shall be specified in the applicable Option agreement. The exercise price shall be not less than 100% of the Grant Date Fair Market Value (as defined below) of the Class A common stock on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Grant Date Fair Market Value on such future date. “Grant Date Fair Market Value” of a share of Class A common stock for purposes of the Plan will be determined as follows:
(1)if the Class A common stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or
(2)if the Class A common stock does not trade on any such exchange, the average of the closing bid and asked prices on the date of grant as reported by an over-the-counter marketplace designated by the Board; or
(3)if the Class A common stock is not publicly traded, the Board will determine the Grant Date Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Section 409A of the Code or any successor provision thereto, and the regulations thereunder (“Section 409A”), except as the Board may expressly determine otherwise.
For any date that is not a trading day, the Grant Date Fair Market Value of a share of Class A common stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Section 409A.
The Board has sole discretion to determine the Grant Date Fair Market Value for purposes of the Plan, and all Awards are conditioned on the participants’ agreement that the Administrator’s determination is conclusive and binding even though others might make a different determination.
(d)Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.
(e)Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Class A common stock subject to the Option will be delivered by the Company as soon as practicable following exercise.
(f)Payment Upon Exercise. Class A common stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:
(1)in cash or by check, payable to the order of the Company;
(2)except as may otherwise be provided in the applicable Option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;
(3)to the extent provided for in the applicable Option agreement or approved by the Board, by delivery (either by actual delivery or attestation) of shares of Class A common stock owned by the Participant valued at their fair market value (valued in the manner determined by (or in a manner approved by) the Board), provided (i) such method of payment is then permitted under applicable law, (ii) such Class A common stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board and (iii) such Class A common stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the fair market value of the Common Stock (valued in the manner determined by (or in a manner approved by) the Board) on the date of exercise;
(5)to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by (i) delivery of a promissory note of the Participant (other than a Participant who is an officer or director of the Company) to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or
(6)by any combination of the above permitted forms of payment.
(g)Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Class A common stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current fair market value of the Class A common stock (valued in the manner determined by (or in a manner approved by) the Board), or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the (“NYSE”).
6.Stock Appreciation Rights
(a)General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Class A common stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Class A common stock (valued in the manner determined by (or in a manner approved by) the Board) over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.
(b)Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Grant Date Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Grant Date Fair Market Value on such future date.
(c)Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.
(d)Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.
(e)Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Class A common stock and having a measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current fair market value of the Class A common stock (valued in the manner determined by (or in a manner approved by) the Board), or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NYSE.

7.Restricted Stock; Restricted Stock Units
(a)General. The Board may grant Awards entitling recipients to acquire shares of Class A common stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Class A common stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).
(b)Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.
(c)Additional Provisions Relating to Restricted Stock.
(1)Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends.
(2)Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.
(d)Additional Provisions Relating to Restricted Stock Units.
(1)Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company the number of shares of Class A common stock specified in the Award agreement or (if so provided in the applicable Award agreement or otherwise ) an amount of cash equal to the fair market value (valued in the manner determined by (or in a manner approved by) the Board) of such number of shares or a combination thereof. The Board may provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A.
(2)Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.
(3)Dividend Equivalents. The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Class A common stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or shares of Class A common stock and shall be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, in each case to the extent provided in the Award agreement. No interest will be paid on Dividend Equivalents.
8.Other Stock-Based Awards
(a)General. The Board may grant other Awards of shares of Class A common stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Class A common stock or other property (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Class A common stock or cash, as the Board shall determine.
(b)Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.
9.Performance Awards.
(a)Grants. Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9 (“Performance Awards”).
(b)Performance Measures. The Board may specify that the granting, vesting and/or payout of a Performance Award shall be subject to the achievement of one or more objective performance measures established by the Board, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Board: net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives, total stockholder return, or any other performance measure established by the Board. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Board may specify that such performance measures can be adjusted to exclude any one or more of (i) non-recurring or unusual gains or losses, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, (v) fluctuation in foreign currency exchange rates, (vi) charges for restructuring and rationalization programs and (vii) any other factors the Board may determine. Such performance measures may (x) vary by Participant and may be different for different Awards; (y) be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works; and (z) cover such period as may be specified by the Board.
(c)Adjustments. The Board may adjust the cash or number of shares payable pursuant to such Performance Award, and the Board may, at any time, waive the achievement of the applicable performance measures, including in the case of the death or disability of the Participant or a change in control of the Company.
10.Adjustments for Changes in Class A Common Stock and Certain Other Events
(a)Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Class A common stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sublimit set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of Restricted Stock and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding Restricted Stock Units and each Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Class A common stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Class A common stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.
(b)Reorganization Events.
(1)Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Class A common stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Class A common stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.
(2)Consequences of a Reorganization Event on Awards Other than Restricted Stock.
(A)In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant’s unvested Awards will be forfeited immediately prior to the consummation of such Reorganization Event and/ or that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Class A common stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Class A common stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 10(b)(2)(A), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.
(B)Notwithstanding the terms of Section 10(b)(2)(A), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Stock Unit agreement provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 10(b)(2)(A)(i) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 10(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (i) of Section 10(b)(2)(A), then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.
(C)For purposes of Section 10(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Class A common stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Class A common stock for each share of Class A common stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Class A common stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determines to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Class A common stock as a result of the Reorganization Event.
(3)Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the

Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Class A common stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment, or provide for forfeiture of such Restricted Stock if issued at no cost. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.
11.General Provisions Applicable to Awards
(a)Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards subject to Section 409A, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Class A common stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.
(b)Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.
(c)Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights, or receive any benefits, under an Award.
(d)Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Class A common stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Class A common stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (valued in the manner determined by (or in a manner approved by) the Company); provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value (determined by, or in a manner approved by, the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined by, or in a manner approved by, the Company)) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.
(e)Amendment of Award. Except as otherwise provided in Section 5(g), 6(e), or Section 12(d) with respect to actions requiring stockholder approval, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10.
(f)Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Class A common stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.
(g) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.
12.Miscellaneous
(a)No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.
(b)No Rights As Stockholder; Clawback. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Class A common stock to be issued with respect to an Award until becoming the record holder of such shares. In accepting an Award under the Plan, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.
(c)Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company’s stockholders (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.
(d)Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that no amendment that would require stockholder approval under the rules of the NYSE may be made effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Class A common stock) prior to such stockholder approval.
(e)Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.
(f)Compliance with Section 409A of the Code. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.
The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not to satisfy the conditions of that section.
(g)Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.
(h)Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

Adopted by the Board of Directors on February 13, 2020
Approved by the stockholders on [________], 2020

AMERESCO INC. (AMRC)
111 SPEEN STREET
SUITE 410
FRAMINGHAM, MA 01701
ATTN: KATE SALLEY

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AMRC2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D10021-TBD

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

AMERESCO INC. (AMRC)

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) David J. Anderson
02) Thomas S. Murley
03) Frank V. Wisneski

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and 10K Wrap are available at www.proxyvote.com.

D10022-TBD

AMERESCO INC. (AMRC)
Annual Meeting of Shareholders
May 29, 2020 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) George P. Sakellaris, David J. Corrsin and Spencer Doran Hole, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AMERESCO INC. (AMRC) that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EDT on May 29, 2020, virtually at www.virtualshareholdermeeting.com/AMRC2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side